SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES AND EXCHANGE ACT OF 1934

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Tidewater Inc.

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TIDEWATER INC.

601 Poydras Street, Suite 1500

New Orleans, Louisiana 70130

June 28, 2013

To Our Stockholders:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Tidewater Inc. to be held at the Pan-American Life Center Auditorium, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, on August 1, 2013 at 10:00 a.m., Central Time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be conducted at the meeting. Our directors and officers will be present to respond to your questions.

You are requested to vote by proxy as promptly as possible. You may vote by signing, dating, and returning the enclosed proxy card in the envelope provided. You may also vote by telephone or online by following the instructions on the proxy card. If you attend the meeting, which we hope that you will, you may vote in person even if you previously voted by proxy.

Sincerely,

DEAN E. TAYLOR

Chairman of the Board

TIDEWATER INC.

601 Poydras Street, Suite 1500

New Orleans, Louisiana 70130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2013 Annual Meeting of the Stockholders of Tidewater Inc. will be held in the Pan-American Life Center Auditorium, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, on August 1, 2013, at 10:00 a.m., Central Time, for the following purposes:

•	to elect 12 directors, each for a one-year term;

•	to approve, on an advisory basis, our executive compensation as disclosed in this proxy statement (the “say-on-pay” vote);

•	to approve the Tidewater Inc. Executive Officer Annual Incentive Plan;

•	to ratify the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending March 31, 2014; and

•	to transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on June 13, 2013 are entitled to notice of and to vote at the 2013 annual meeting.

Your vote is important. If you are unable to attend in person and wish to have your shares voted, please complete, date, and sign the enclosed proxy card, and return it in the accompanying envelope as promptly as possible. Alternatively, you may vote by telephone or online as explained on the enclosed proxy card. You may revoke your proxy by giving a revocation notice to our Secretary at any time before the 2013 annual meeting, by delivering timely a proxy bearing a later date, or by voting in person at the meeting.

By Order of the Board of Directors

BRUCE D. LUNDSTROM

Executive Vice President,

General Counsel and Secretary

New Orleans, Louisiana

June 28, 2013

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF OUR

PROXY MATERIALS

FOR THE ANNUAL STOCKHOLDER MEETING ON AUGUST 1, 2013.

This proxy statement and our 2013 annual report

are available at www.edocumentview.com/TDW

INFORMATION ABOUT ATTENDING THE ANNUAL MEETING

If you plan to attend the meeting in person, please bring the following:

1.	proper identification (preferably a current driver’s license); and

2.	acceptable proof of ownership if your shares are held in “Street Name.”

“Street Name” means your shares are held of record by brokers, banks, or other institutions.

Acceptable proof of ownership is a letter from your broker, bank, or other nominee confirming that you were the beneficial owner of our stock on the record date or an account statement showing that you were the beneficial owner of our stock on the record date.

We reserve the right to deny admission to the meeting to any person other than a stockholder of record on the record date (or a duly-designated proxy) or a beneficial owner of shares held in street name on the record date who has followed the procedures outlined above.

TIDEWATER INC.

601 Poydras Street, Suite 1500

New Orleans, Louisiana 70130

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I receiving these proxy materials?

A:	Our board of directors (our “board”) is soliciting your proxy to vote at our 2013 annual meeting because you owned shares of our common stock at the close of business on June 13, 2013, the record date for the meeting, and are entitled to vote those shares at the meeting. This proxy statement, along with a proxy card or a voting instruction form, is being mailed to our stockholders and will be available online at www.edocumentview.com/TDW beginning June 28, 2013. This proxy statement summarizes information you need to vote on the matters that will be considered at the annual meeting. You do not need to attend the annual meeting to vote your shares.

Q:	On what matters will I be asked to vote?

A:	At the annual meeting, our stockholders will be asked:

•	to elect 12 directors for a one-year term;

•	to approve, on an advisory basis, our executive compensation as disclosed in this proxy statement (the “say-on-pay” vote);

•	to approve the Tidewater Inc. Executive Officer Annual Incentive Plan;

•	to ratify the selection of Deloitte & Touche LLP (“Deloitte & Touche”) as our independent registered public accounting firm for fiscal year 2014; and

•	to consider any other matter that properly comes before the meeting.

Q:	Where and when will the meeting be held?

A:	The meeting will be held at the Pan-American Life Center Auditorium, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, on August 1, 2013, at 10:00 a.m., Central Time.

Q:	Who is soliciting my proxy?

A:	Our board is soliciting the proxy that you are entitled to vote at our 2013 annual meeting of stockholders. By completing and returning the proxy card or voting instruction form, you are authorizing the proxy holder to vote your shares at our annual meeting in accordance with your instructions.

Q:	How many votes may I cast?

A:	You may cast one vote for every share of our common stock that you owned on the record date. With respect to the election of directors, you may cast one vote for every share of our common stock that you owned on the record date for each director nominee.

Q: How many votes can be cast by all stockholders?

A:	On the record date, we had 49,476,090 shares of common stock outstanding, each of which is entitled to one vote per share.

Q:	How many shares must be present to hold the meeting?

A:	Our bylaws provide that the presence at the meeting, whether in person or by proxy, of a majority of the outstanding shares of stock entitled to vote constitutes a “quorum,” which is required to hold the meeting. On the record date, 24,738,046 shares constituted a majority of our outstanding stock entitled to vote at the meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered in your name with our transfer agent, Computershare, you are the “stockholder of record” with respect to those shares and we have sent these proxy materials directly to you.

If your shares are held on your behalf in a stock brokerage account or by a bank or other nominee, you are the “beneficial owner” of shares held in “street name” and the proxy materials have been forwarded to you by your broker, bank, or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to instruct your broker, bank, or nominee as to how to vote your shares by using the voting instruction form included in the mailing or by following their instructions for voting by telephone or the internet.

Q:	How do I vote?

A:	You may vote using any of the following methods:

•

Proxy card or voting instruction form:    If your shares are registered in your name, you may vote by completing, signing, and dating the proxy card and then returning it in the enclosed prepaid envelope. If your shares are held in street name by a broker, bank, or other nominee, you should have been provided with a voting instruction form that will provide you with the procedures you should follow to cast your vote.

•

By telephone or the Internet:    If your shares are registered in your name, you may vote by telephone by calling 1-800-652-8683 or online at www.envisionreports.com/TDW by following the instructions at that site. The availability of telephone and online voting for beneficial owners whose shares are held in street name will depend on the voting procedures adopted by your broker, bank, or nominee. Therefore, we recommend that you follow the instructions in the materials you receive.

•

In person at the annual meeting:    You may also vote in person at the annual meeting, either by attending the meeting yourself or authorizing a representative to attend the meeting on your behalf. You may also execute a proper proxy designating that person to act as your representative at the meeting. If you are a beneficial owner of shares, you must obtain a proxy from your broker, bank, or nominee naming you as the proxy holder and present it to the inspectors of election with your ballot when you vote at the annual meeting.

Q:	Once I deliver my proxy, can I revoke or change my vote?

A:	Yes. You may revoke or change your proxy at any time before it is voted at the meeting by delivering a written revocation notice to our Secretary or by delivering an executed replacement proxy by the voting deadline. In addition, if you vote in person at the meeting, you will revoke all prior proxies.

Q:	Can my shares be voted if I do not return the proxy card and do not attend the meeting in person?

A:	If you hold shares in street name and you do not provide voting instructions to your broker, bank, or nominee, your shares will not be voted on any proposal as to which your broker does not have discretionary authority to vote (a “broker non-vote”). Brokers, banks, and other nominees generally have discretionary authority to vote without instructions from beneficial owners on the ratification of the appointment of an independent registered public accounting firm, but do not have discretionary authority to vote without instructions from beneficial owners on the other matters proposed in this proxy statement.

Shares represented by proxies that include broker non-votes on a given proposal will be considered present at the meeting for purposes of determining a quorum, but those shares will not be considered to be represented at the meeting for purposes of calculating the vote with respect to that proposal.

If you do not vote shares registered in your name, your shares will not be voted. However, the company may vote your shares if you have executed and returned a blank or incomplete proxy card (see “What happens if I return a proxy card without voting instructions?” below regarding record holders).

Q:	What happens if I return a proxy card without voting instructions?

A:	If you properly execute and return a proxy or voting instruction form, your stock will be voted as you specify.

If you are a stockholder of record and you execute and return a blank or incomplete proxy card without voting instructions, your shares will be voted (i) FOR each of the 12 director nominees, (ii) FOR the advisory say-on-pay vote, (iii) FOR the Tidewater Inc. Executive Officer Annual Incentive Plan, and (iv) FOR the ratification of the selection of Deloitte & Touche as our independent registered public accounting firm for fiscal year 2014.

If you are a beneficial owner of shares and do not give voting instructions to your broker, bank, or nominee, your broker, bank, or nominee will be entitled to vote your shares only with respect to those items over which it has discretionary authority to vote, as discussed above.

Q:	How does Tidewater recommend I vote on each proposal? What vote is required to approve each proposal? What effect do abstentions, withheld votes, and broker non-votes have on each proposal?

A:	The following chart explains what your voting options are with regard to each matter proposed in this proxy statement, how we recommend that you vote, what vote is required for that proposal to be approved, and how abstentions or withheld votes and broker non-votes affect the outcome of that vote.

Proposal	Your Voting Options	Voting Recommendation of the Board	Vote Required for Approval	Effect of Abstentions or Withheld Votes	Effect of Broker Non-Votes

Election of directors	You may vote “FOR” each nominee or choose to “WITHHOLD” your vote for one or more of the nominees.	The board recommends you vote FOR each of the 12 nominees.	plurality of votes cast (but see the note below on our “Majority Voting Policy in Director Elections”)	no effect	no effect

Say-on-pay vote (advisory)	You may vote “FOR” or “AGAINST” this proposal or choose to “ABSTAIN” from voting.	The board recommends you vote FOR approval of our executive compensation as disclosed in this proxy statement.	affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter	will count as a vote AGAINST this proposal	no effect

Approval of the Tidewater Inc. Executive Officer Annual Incentive Plan	You may vote “FOR” or “AGAINST” this proposal or choose to “ABSTAIN” from voting.	The board recommends you vote FOR approval of the Plan.	affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter	will count as a vote AGAINST this proposal	no effect

Ratification of our selection of Deloitte & Touche as our auditors	You may vote “FOR” or “AGAINST” this proposal or choose to “ABSTAIN” from voting.	The board recommends you vote FOR ratification of our selection of auditors.	affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter	will count as a vote AGAINST this proposal	not applicable (routine matter on which brokers have discretionary authority to vote uninstructed shares)

Majority Voting Policy in Director Elections.    Although our directors are elected by plurality vote, our board has adopted a majority voting policy requiring any nominee for director who receives a greater number of “WITHHELD” votes than “FOR” votes in an uncontested election to tender his or her resignation for consideration by our board’s nominating and corporate governance committee. We have provided more information about our majority voting policy in this proxy statement under the heading “Election of Directors—Majority Voting Policy.”

Any Other Matters.    Any other matter that properly comes before the annual meeting will be decided by the vote of the holders of a majority of the shares of common stock present in person or represented by proxy, except where a different vote is required by statute, our certificate of incorporation, or our bylaws.

Q:	Who pays for soliciting proxies?

A:	We pay all costs of soliciting proxies. In addition to solicitations by mail, we have retained Morrow & Co. to aid in the solicitation of proxies for the 2013 annual meeting at an estimated fee of $8,000. Our directors, officers, and employees may request the return of proxies by mail, telephone, Internet, personal interview, or other means. We are also requesting that banks, brokerage houses, and other nominees or fiduciaries forward the soliciting material to their principals and that they obtain authorization for the execution of proxies. We will reimburse them for their reasonable expenses.

Q:	Could other matters be considered and voted upon at the meeting?

A:	Our board does not expect to bring any other matter before the annual meeting and it is not aware of any other matter that may be considered at the meeting. In addition, under our bylaws, the time has expired for any stockholder to properly bring a matter before the meeting. However, if any other matter does properly come before the meeting, the proxy holder will vote the proxies in his discretion.

Q:	What happens if the meeting is postponed or adjourned?

A:	Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still have the right to change or revoke your proxy until it is voted.

Q:	How can I find out the voting results?

A:	We will announce preliminary voting results at the annual meeting. We will also disclose the voting results on a Form 8-K filed with the SEC within four business days after the annual meeting, which will also be available on our website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below shows the name, address and stock ownership of each person known by us to own beneficially more than 5% of our common stock as of June 13, 2013.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
BlackRock, Inc.	2,761,507	(2)	5.6%
40 East 52nd Street
New York, New York 10022

The Vanguard Group	2,646,339	(3)	5.3%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355

Franklin Resources, Inc.	2,554,553	(4)	5.2%
One Franklin Parkway
San Mateo, California 94403-1906

(1)	Based on 49,476,090 shares of common stock outstanding on June 13, 2013.
(2)	Based on a Schedule 13G/A filed with the SEC on February 11, 2013 by BlackRock, Inc., which has sole voting and investment power over all shares reported.
(3)	Based on a Schedule 13G filed with the SEC on February 12, 2013 by the Vanguard Group, a registered investment adviser, which has sole voting power over 36,729 shares, sole dispositive power over 2,612,410 shares, and shared dispositive power over 33,929 shares.
(4)	Based on a Schedule 13G filed with the SEC on February 12, 2013 by Franklin Resources, Inc. (“Franklin”) and its principal stockholders, Charles B. Johnson and Rupert H. Johnson, Jr., certain of Franklin’s investment management subsidiaries have sole voting and investment power over all shares reported.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of June 13, 2013, by each director, by each executive officer named in the Summary Compensation Table (“named executive” or “NEO”), and by all directors and executive officers as a group:

Name	Amount and Nature of Beneficial Ownership		Percent of Class of Common Stock(1)	Tidewater Inc. Deferred Stock Units(2)
Directors
Dean E. Taylor(3)	557,166	(4)(5)	1.1%	1,897
M. Jay Allison	—		*	14,123
James C. Day	1,500	(6)	*	12,256
Richard T. du Moulin	19,100	(7)(8)	*	15,033
Morris E. Foster	—		*	5,381
J. Wayne Leonard	15,000	(7)	*	15,033
Jon C. Madonna	7,100	(7)	*	15,033
Joseph H. Netherland	10,000		*	9,283
Richard A. Pattarozzi	17,500	(7)	*	15,033
Jeffrey M. Platt	183,023	(4)(10)	*	—
Nicholas J. Sutton	—		*	14,455
Cindy B. Taylor	—		*	11,447
Jack E. Thompson	7,500	(7)	*	15,033
Named Executive Officers(9)
Quinn P. Fanning	103,301	(4)	*	—
Jeffrey A. Gorski	10,504	(4)	*	—
Bruce D. Lundstrom	115,804	(4)	*	—
Joseph M. Bennett	128,181	(4)	*	—
All directors and executive officers as a group (17 persons)	1,175,679	(11)	2.4%	144,007

*	Less than 1.0%.
(1)	Calculated on the basis of 49,476,090 shares of common stock outstanding at June 13, 2013, and includes for each person and group the number of shares the person or group has the right to acquire within 60 days of June 13, 2013.
(2)	As part of his or her compensation, each non-management director receives an annual grant of deferred stock units on March 31 under the Directors Deferred Stock Units Plan. Please see “Director Compensation” for more information.
(3)	Mr. Taylor currently serves as our board’s non-executive chairman. He also served as our President and Chief Executive Officer until his retirement on May 31, 2012.
(4)	The total number of shares shown as beneficially owned by each named executive includes the following:

Named Executive	Shares Acquirable within 60 days upon Exercise of Stock Options	Shares Attributable to the NEO’s Account under our 401(k) Savings Plan	Shares of Restricted Stock as to which the NEO Has Sole Voting Power but No Investment Power
Mr. Platt	112,025	1,352	24,271
Mr. Fanning	69,075	898	18,770
Mr. Gorski	—	229	5,000
Mr. Lundstrom	67,432	1,010	19,517
Mr. Bennett	83,058	3,735	15,649
Mr. Taylor	365,359	—	53,637

(5)	Includes 8,539 shares as to which Mr. Taylor disclaims beneficial ownership (3,957 shares owned by his children and 4,582 shares held in a family trust).
(6)	These shares are held in a family trust for the benefit of Mr. Day and his children. As one of three trustees of the trust, Mr. Day shares voting and investment power over these shares.
(7)	Includes shares that may be acquired within 60 days upon exercise of non-management director stock options, as follows: Mr. du Moulin, 10,000; Mr. Leonard, 15,000; Mr. Madonna, 5,000; Mr. Pattarozzi, 15,000; and Mr. Thompson, 5,000.
(8)	Includes 1,100 shares owned by Mr. du Moulin’s children, as to which he disclaims beneficial ownership.
(9)	Information regarding shares beneficially owned by Dean E. Taylor and Jeffrey M. Platt, who were named executives for fiscal 2013 in addition to Messrs. Fanning, Gorski, Lundstrom, and Bennett, appears immediately above under the caption “Directors.”
(10)	Includes 708 shares acquired in a previous employer’s 401(k) plan.
(11)	Includes 746,949 shares of our common stock that such persons have the right to acquire within 60 days through the exercise of options; 9,639 shares for which directors and executive officers reported indirect ownership and disclaim beneficial ownership; 1,500 shares held in a family trust, over which such person shares voting and investment power; 708 shares acquired in a previous employer’s 401(k) plan; and 7,223 shares attributable to such persons’ accounts in our 401(k) Savings Plan.

ELECTION OF DIRECTORS

(PROPOSAL 1)

Our directors are elected annually. Upon the recommendation of our nominating and corporate governance committee, our board has re-nominated 12 of our 13 current board members to serve another term as director. Mr. Netherland, who has served on our board since 2008, notified the board that he did not wish to stand for re-election, although he will continue to serve as a director until the 2013 annual meeting.

Each director elected at the 2013 annual meeting will serve a one-year term beginning at the annual meeting and ending when his or her successor, if any, is elected or appointed. Assuming stockholders elect all of these director nominees at the annual meeting, our board, following the annual meeting, will have 12 directors.

We intend to vote the proxies received in response to this solicitation “FOR” the election of each of the nominees. If any nominee is no longer a candidate at the time of the annual meeting, we intend to vote the proxies “FOR” the election of the other nominees and proxies may be voted for any substitute nominee of our board. Our board has no information or reason to believe that any nominee will not be a candidate at the time of the annual meeting or, if elected, will be unable or unwilling to serve as a director. In no event will the proxies be voted for more than 12 nominees.

Majority Voting Policy.    Our board has adopted a majority voting policy as a part of its Corporate Governance Policy. Under this policy, any director who stands for re-election in an uncontested election and who receives a greater number of “WITHHELD” votes than “FOR” votes must tender his or her resignation following certification of the stockholder vote. Our board’s nominating and corporate governance committee is required to promptly consider and recommend to our board whether to accept the tendered resignation. Our board is required to act on the committee’s recommendation within 90 days following certification of the stockholder vote. We would then promptly and publicly disclose the board’s decision-making process and final decision in a current report on Form 8-K filed with the SEC. A copy of our Corporate Governance Policy, which includes our majority voting policy, may be obtained as described under “Corporate Governance—Availability of Corporate Governance Materials.”

Our board of directors recommends that you vote “FOR” each of the following 12 nominees: M. Jay Allison, James C. Day, Richard T. du Moulin, Morris E. Foster, J. Wayne Leonard, Jon C. Madonna, Richard A. Pattarozzi, Jeffrey M. Platt, Nicholas J. Sutton, Cindy B. Taylor, Dean E. Taylor, and Jack E. Thompson.

A biography of each director nominee is set forth below. Each director nominee’s biography contains information regarding that person’s service as a director, business experience, other directorships held currently or at any time during the last five years, and the nominee’s experiences, qualifications, attributes, or skills that led the committee and our board to determine that he or she should serve as a director for our company.

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since
M. Jay Allison, 57

M. Jay Allison is the President, Chief Executive Officer, and Chairman of the board of directors of Comstock Resources, Inc., a publicly-traded independent energy company specializing in oil and gas acquisitions, exploration, and development. He first joined Comstock Resources in 1987 as its Vice President, Secretary, and Director, was appointed President and Chief Executive Officer in 1988, and was elected the company’s Chairman in 1997.

Mr. Allison holds B.B.A., M.S., and J.D. degrees from Baylor University. From 1981 to 1987, he was a practicing oil and gas attorney with the firm of Lynch, Chappell & Alsup in Midland, Texas. Mr. Allison was Chairman of the board of directors of Bois d’Arc Energy, Inc., an independent exploration company engaged in the discovery and production of oil and natural gas in the Gulf of Mexico, from its formation in 2004 until its merger with Stone Energy Corporation in August 2008.

Mr. Allison is a member of the Board of Regents for Baylor University and is on the board of Legacy Christian Academy in Frisco, Texas. Mr. Allison was awarded the Ernst & Young Entrepreneur Of The Year® 2009 Award in the Energy, Chemicals and Mining category.

Mr. Allison brings over 25 years of executive management and public company board experience to our board. In addition, his legal background, his considerable industry experience, and his experience with mergers and acquisitions make Mr. Allison a valuable member of our board.

2006

James C. Day, 70

James C. Day is the retired Chairman of the Board and former Chief Executive Officer and President of Noble Corporation, one of the world’s largest offshore drilling companies. He served as Chairman of the board of directors of Noble from 1992 to 2007, as its Chief Executive Officer from 1984 to 2006, and as President from 1984 to 1999 and again from 2003 to 2006.

Mr. Day began his career at Noble after his graduation from Phillips University with a Bachelor of Science degree in Business Administration. In 2007, he was awarded an Honorary Degree of Doctor of Humane Letters from the University of Oklahoma. From 1993 to 2006, Mr. Day served as a director for Global Industries, Ltd., a publicly-traded provider of offshore marine construction services. He is a former chairman of the International Association of Drilling Contractors and the National Ocean Industries Association (NOIA).

2007

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since

Mr. Day currently serves as a director of ONEOK, Inc., the general partner of one of largest publicly-traded master limited partnerships and among the largest natural gas distributors in the world, and EOG Resources, Inc., an independent oil and gas company with reserves in the United States as well as in Canada, Trinidad, the United Kingdom, and China. He is an honorary director of the American Petroleum Institute, which awarded him the Gold Medal for Distinguished Achievement, the Institute’s highest award. In addition, Mr. Day is a trustee of The Samuel Roberts Noble Foundation, Inc., and is founder, director, and President of The James C. and Teresa K. Day Foundation. He serves on the boards of numerous other civic, business, and not-for-profit organizations.

Mr. Day brings to the board a broad base of knowledge in various segments of the energy sector—from exploration to drilling to delivery and distribution. His extensive management and operational expertise in the oil and gas industry and his public company board service contribute greatly to the board’s skillset. The board also benefits from the perspective Mr. Day gained during his tenure at the helm of a large, publicly-traded company with an international footprint.

Richard T. du Moulin, 66

Richard T. du Moulin currently serves as the President of Intrepid Shipping LLC, a position he has held since the company was founded in 2002.

After graduating from Dartmouth College, Mr. du Moulin served in the U.S. Navy from 1969 to 1972. In 1974, he received an MBA from Harvard Business School and began his career at OMI Corporation. During his 15 years with OMI, he served as Executive Vice President, Chief Operating Officer, and as a member of the company’s board of directors. He left OMI in 1989 to start his own company, Intrepid Shipping. That same year, he led a group of partners in a buy-out of Marine Transport Lines (MTL), the oldest transportation company in America, after which Intrepid took on the name of MTL. The company later went public and became Marine Transport Corporation (MTC), and Mr. du Moulin served as its Chairman and Chief Executive Officer from 1998 to 2002. After the acquisition of several competitors, Mr. du Moulin and partners sold MTC to Crowley Maritime in 2000, paving the way for him to re-establish Intrepid Shipping in 2002. Mr. du Moulin served as Chairman of Intertanko, the leading trade organization for the tanker industry, from 1996 to 1999. Mr. du Moulin is a recipient of the U.S. Coast Guard’s Distinguished Service Medal and the shipping industry’s highest honors, the Commodore Award and the AOTAS (Admiral of the Ocean Seas).

2003

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since

Mr. du Moulin is currently a director of Teekay Tankers Ltd., a publicly-traded affiliate of Teekay Corporation, the world’s largest owner/operator of medium-sized crude oil tankers, and Globe Wireless, Inc., a leading provider of maritime communications and information technology solutions. Mr. du Moulin has served on the board of the American Bureau of Shipping and is a trustee of the National Maritime Historical Society. In addition, Mr. du Moulin is a member of the Board of Trustees and Chairman of the Seamens Church Institute of New York and New Jersey.

Mr. du Moulin has considerable executive management, business development, and merger and acquisition experience. His expertise in many aspects of the maritime industry adds significant value to the board’s knowledge base.

Morris E. Foster, 70

Morris E. Foster retired in 2008 as Vice President of ExxonMobil Corporation and President of ExxonMobil Production Company following more than 40 years of service with the ExxonMobil group.

Mr. Foster joined Exxon in 1965 after his graduation from Texas A&M University with a Bachelor of Science in mechanical engineering. He served in a number of production engineering and management roles domestically as well as in the United Kingdom and Malaysia prior to his appointment in 1995 as a Senior Vice President in charge of the upstream business of Exxon Company, USA. In 1998, Mr. Foster was appointed President of Exxon Upstream Development Company, and following the merger of Exxon and Mobil in 1999, he was named to the position of President of ExxonMobil Development Company. In 2004, Mr. Foster was named President of Exxon Mobil Production Company, the division responsible for ExxonMobil’s upstream oil and gas exploration and production business, and a Vice President of ExxonMobil Corporation.

Mr. Foster currently serves as Chairman of Stagecoach Properties Inc., a real estate holding corporation with properties in Salado, Houston and College Station, Texas and Argentina and as a member of the Board of Regents of Texas A&M University. In addition, Mr. Foster currently serves on the boards of Scott & White Medical Institute, First State Bank of Temple Texas and The University of Texas Investment Management Company (UTIMCO). He was inducted into Texas A&M University’s Academy of Distinguished Graduates in 1993.

Mr. Foster has extensive executive management experience in both the development and production segments of the oil and gas industry which we serve. He brings a sophisticated working knowledge of the intricacies of international operations to our board. In addition, Mr. Foster’s considerable practical experience in operational matters following a merger provides a valuable perspective to our board’s evaluation of corporate opportunities.

2010

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since
J. Wayne Leonard, 62

J. Wayne Leonard retired as the Chief Executive Officer and Chairman of the board of directors of Entergy Corporation, a Fortune 500 integrated energy company engaged primarily in electric power production and retail distribution operations, in 2013, having served 14 years at Entergy’s helm. Mr. Leonard has over 38 years of experience in the energy and power sector.

Mr. Leonard earned a degree in Accounting and Political Science from Ball State University and an MBA from Indiana University. He is a certified public accountant.

During his tenure as Entergy’s Chief Executive Officer, Mr. Leonard was recognized as one of the top CEOs in the power industry. He received the Platts Global Energy Award of Global Energy CEO of the Year in 2003, having been a finalist for that award for an unprecedented nine consecutive years (2001-2009). Mr. Leonard was named Institutional Investor’s Best CEO (energy/electric utilities) in 2010 and in 2004, and was one of the top four nominees for that award in every year during that period.

Mr. Leonard is currently a director of the Edison Electric Institute, the association of shareholder-owned electric companies. He also serves as a trustee of United Way of Greater New Orleans and of the National D-Day Museum Foundation, as well as serving on the boards of various other civic and charitable organizations.

Mr. Leonard has considerable leadership experience in the energy sector, and has widely been recognized as a leader in corporate governance. As a certified public accountant, Mr. Leonard has a sophisticated understanding of financial and accounting matters.

2003

Jon C. Madonna, 70

Jon C. Madonna retired as Chairman and Chief Executive Officer of KPMG Peat Marwick, an international consulting and accounting firm, in 1996, having spent 28 years in various management positions with that company. More recently, he served as President of DigitalThink, Inc., an electronic learning enterprise solutions company, from 2001 to 2002 and as Chairman from 2002 until the company was acquired by Convergys in 2004.

Between his tenures at KPMG Peat Marwick and DigitalThink, Mr. Madonna held executive positions at Carlson Wagonlit Travel and the Travelers Group. He has previously served on the board of Albertson’s, Inc., Visa U.S.A. Inc., Jazz Technologies, Inc., and Phelps Dodge Corporation. Mr. Madonna holds a Bachelor of Science in Accounting from the University of San Francisco.

Mr. Madonna currently serves as a member of the boards of directors of AT&T Corporation and Freeport-McMoRan Copper & Gold Inc., a publicly-traded copper mining company.

1999

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since
Mr. Madonna brings a strong finance and accounting background to our board. His prior executive management and public company board service deepens the board’s knowledge base. Mr. Madonna’s background includes considerable experience in business development and mergers and acquisitions. As a director for other international public companies, Mr. Madonna also provides cross-border experience.

Richard A. Pattarozzi, 69

Richard A. Pattarozzi retired as Vice President of Shell Oil Company in 2000, having joined the Shell family of companies in 1966. He served as President and Chief Executive Officer for both Shell Deepwater Development, Inc. and Shell Deepwater Production, Inc. from 1995 until 1999.

Mr. Pattarozzi previously served on the boards of Superior Energy Services, Inc., a leading provider of specialized oilfield services and equipment, and Transocean Inc., the former parent holding company and now a wholly-owned subsidiary of Transocean Ltd., the world’s largest offshore drilling contractor, and Global Industries, Ltd., an offshore engineering and construction company that merged with Technip S.A. in 2011. He is the past Chairman of the Board of Trustees of the Offshore Energy Center. Mr. Pattarozzi received a B.S. in Engineering from the University of Illinois.

Mr. Pattarozzi is a member of the board of FMC Technologies, Inc. and serves as the lead director of Stone Energy Corporation, a publicly-traded independent oil and natural gas exploration and production company. In addition, Mr. Pattarozzi is also a member of the board of Environmental Drilling Solutions. Mr. Pattarozzi also currently serves on the board of trustees of the National World War II Museum in New Orleans and the Army War College in Carlyle, Pennsylvania, and previously served as Chairman of the Board of Trustees of the United Way of Greater New Orleans.

Mr. Pattarozzi has considerable board and senior management experience. His years of working with publicly-traded, multinational companies deepens our board’s ability to understand and respond to the opportunities and challenges our company faces. In addition, Mr. Pattarozzi’s extensive experience in the oil and gas industry has enabled him to gain a thorough grasp of health, safety, and regulatory matters that affect our company.

2001

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since
Jeffrey M. Platt, 55

Jeffrey M. Platt has served as the company’s President and Chief Executive Officer since June 1, 2012. Mr. Platt joined the company in 1996 as General Manager of its Brazilian operations. In 2001, he assumed responsibility for all of the company’s joint ventures and business in Mexico. In November 2001, Mr. Platt was promoted to the position of corporate Vice President with responsibility for all of the company’s business activities in South America, Mexico and the Caribbean. In March 2004, he was promoted to Senior Vice President. In this role, he was responsible for the Americas and operations activities in the Middle East and India. Until his appointment as President and Chief Executive Officer in 2012, Mr. Platt served as the company’s Executive Vice President since July 2006 and Chief Operating Officer since March 2010. Prior to joining the company, Mr. Platt had a 15-year career with Schlumberger Well Services and Rollins Environmental Services.

Mr. Platt graduated from the University of Pittsburgh with a degree in Electrical Engineering. Mr. Platt serves on the boards of Junior Achievement, the Seamen’s Church Institute, The U.S. Coast Guard Foundation, and the National Ocean Industries Association (NOIA).

Mr. Platt’s long tenure with our company has provided him with in-depth industry knowledge and given him considerable first-hand experience with our operating subsidiaries. In addition, he has developed and maintains strong relationships with our clients, and we believe that his presence on our board has been key to a successful senior management transition.

2012

Nicholas J. Sutton, 68

Nicholas J. Sutton has served as the Chairman and Chief Executive Officer of Resolute Energy Corporation, a publicly-traded company engaged in the acquisition, development and production of domestic oil and gas, since the company’s founding in 2004.

Mr. Sutton was co-founder, Chairman, and Chief Executive Officer of HS Resources, Inc. from 1978 until late 2001, when Kerr-McGee Corporation acquired the company. Mr. Sutton served on the board of Kerr-McGee from 2001 until he founded Resolute in 2004. Mr. Sutton has also served on the boards of the Colorado Oil & Gas Association, the San Francisco Bay Area YMCA, and the Saint Francis Memorial Hospital Foundation.

Mr. Sutton earned his law degree from the University of California-Hastings College of Law and his undergraduate degree in engineering from Iowa State University. He is a Graduate of Harvard Business School’s Executive Education OPM Program. Before founding HS Resources, Mr. Sutton served as a law clerk to the Chief Justice of the California Supreme Court and practiced law with the San Francisco firm of Pillsbury, Madison & Sutro. Mr. Sutton is a member of the Society of Petroleum Engineers and of the American Association of Petroleum Geologists.

2006

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since
Mr. Sutton brings to the board an understanding of our company’s regulatory and legal challenges. His experience founding new businesses provides an entrepreneurial viewpoint and his successful completion of mergers and acquisitions contributes to the board’s ability to evaluate these opportunities.

Cindy B. Taylor, 51

Cindy B. Taylor has served as President, Chief Executive Officer, and a director of Oil States International, Inc., a publicly-traded, diversified solutions provider for the oil and gas industry, since 2007. Ms. Taylor first joined Oil States in 2000 as Senior Vice President—Chief Financial Officer and Treasurer and served as the company’s President and Chief Operating Officer from 2006 until 2007.

Ms. Taylor began her career in 1984 with Ernst & Young, LLP, a public accounting firm, and held various management positions with that firm until 1992. Ms. Taylor was Vice President—Controller of Cliffs Drilling Company from 1992 to 1999 and Chief Financial Officer of LE Simmons & Associates, Inc. from 1999 to 2000. She holds a B.B.A. degree in Accounting from Texas A&M University and is a Certified Public Accountant in the state of Texas.

Ms. Taylor previously served as a director of Global Industries, Ltd., an offshore engineering and construction company, and Boots & Coots International Well Control, Inc., a well control and emergency response company.

Ms. Taylor brings to our board a wealth of financial and accounting experience, and is one of three audit committee financial experts as confirmed by our board. Not only does Ms. Taylor bring a broad spectrum of management experience to the board—as a former chief financial officer, a former chief operating officer, and a current chief executive officer—but she also has a considerable depth of knowledge in each role. Her experience leading a diversified oilfield services company in international transactions enhances our board’s ability to critically evaluate and act upon international opportunities.

2008

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since
Dean E. Taylor, 64

Dean E. Taylor currently serves as the non-executive Chairman of our board of directors, having retired from our company as President and Chief Executive Officer on May 31, 2012. Mr. Taylor began his career with Tidewater in 1978 as an assistant manager with the company’s Gulf of Mexico operations. He was promoted to General Manager of our business activities in Italy in 1979, to General Manager of our Brazilian business activities in 1981, and to General Manager of our operations in the Middle East and India in 1985. Mr. Taylor also served as General Manager of Tidewater’s Mexican operations beginning in 1986, and in 1994, his responsibilities were expanded to cover both Mexico and Venezuela. He was first promoted to corporate Vice President in 1993. Mr. Taylor was appointed President and a director in 2001, Chief Executive Officer in 2002, and was elected to the chairmanship in 2003.

Prior to his employment with Tidewater, Mr. Taylor served seven years of active duty as a U.S. Naval Officer, with duty aboard a Navy destroyer and a U.S. Coast Guard cutter. He also served as a staff Officer for the Commander, U.S. Sixth Fleet. He received a B.A. in English from Tulane University and an MSBA from Boston University. In 2000, he completed the Harvard Advanced Management Program.

Mr. Taylor also currently serves as a director of the American Bureau of Shipping and Trican Well Service Ltd. He previously served as a director of Whitney Holding Corporation (now Hancock Holding Company, a publicly-traded bank holding company headquartered in Gulfport, Mississippi). He is a past president of the International Support Vessels Operators Association (ISOA), and has previously served on the boards of the Spindletop Charities (Texas), the United Way of Greater New Orleans and the National Ocean Industries Association (NOIA), where he previously served as chairman.

Mr. Taylor has proven himself to be an effective leader of our board, with considerable in-depth knowledge of all facets of our company’s diverse operations. Mr. Taylor’s emphasis on safe operations led to an impressive safety record, which places our company at the top of the industry. In addition, the maintenance of a strong balance sheet under his watch has enabled our company to weather the credit crisis and to be well positioned for expansion, acquisitions, or other opportunities requiring the use of liquidity or leverage. Mr. Taylor’s long tenure with our company has enabled him to develop and maintain strong relationships with our clients, and we believe that his continued presence on our board has been key to a successful senior management transition.

2001

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since
Jack E. Thompson, 63

Jack E. Thompson has been employed as an independent management consultant since 2001. An engineer with over 40 years of experience in mining and mine management, Mr. Thompson served as Chairman and Chief Executive Officer of Homestake Mining Company, a publicly-traded gold mining company, from 1994 until it became a subsidiary of Barrick Gold Corporation in 2001. Mr. Thompson then served as Vice Chairman of Barrick, one of the largest pure gold mining operations in the world, until 2005.

Mr. Thompson holds a Bachelor of Science degree in Mining and Engineering from the University of Arizona and an Honorary Doctorate in Mining Management from the South Dakota School of Mines.

Mr. Thompson has previously served on the boards of directors of Rinker Group Ltd., a publicly-traded, Australian-based multinational building products company acquired by CEMEX in 2007, and Stillwater Mining Company, a publicly-traded mining company primarily engaged in the development, extraction, processing, smelting, refining, and marketing of palladium, platinum, and associated metals in Montana. Mr. Thompson has also served as a director of Phelps Dodge Corporation, a publicly-traded copper mining company which was acquired by Freeport-McMoRan Copper & Gold Inc. in 2007; Centerra Gold, Inc., a gold mining company that is the largest Western-based gold producer in Central Asia and the former Soviet Union; and Century Aluminum Co., a publicly-traded producer of primary aluminum. In addition, he has previously served as a member of the Advisory Board of Resource Capital Funds, LLP. Mr. Thompson has taught seminars and classes on corporate governance and management at the University of Arizona, Golden Gate University, and the University of California at Davis.

Mr. Thompson is currently a director of Molycorp, Inc., an integrated rare earth products and technology company and Anglo American plc, a U.K. company which is one of the world’s largest diversified mining groups. Mr. Thompson is a director of the Lowell Institute for Mineral Resources at the University of Arizona and a member of the University of Arizona’s Industry Advisory Council for the College of Engineering and the Mining Engineering and Geological Department Advisory Council. He also serves as Chairman of the board of the John Muir Health Foundation, the fundraising side of a three hospital non-profit group in Contra Costa County, California.

Born in Cuba and now a naturalized U.S. citizen, Mr. Thompson’s Hispanic background and Spanish language skills bring a welcomed diversity of perspective to our board. While many of our director nominees have backgrounds in the oil and gas industry, Mr. Thompson brings a unique perspective as a mining engineer and independent management experience in a similar extractive industry. His considerable experience with the corporate governance issues faced by multinational companies is also a valuable asset to our board.

2005

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE TWELVE NOMINEES FOR DIRECTOR LISTED ABOVE.

Director Nominating Process and Considerations.    The nominating and corporate governance committee is responsible for reviewing and evaluating with our board of directors the appropriate skills, experience, and background desired of board members in the context of our business and the then-current composition of our board. Under our Corporate Governance Policy and the rules of the New York Stock Exchange (“NYSE”), a majority of our directors must be independent. Our board has determined that, with the exception of Mr. Taylor, who served as our chief executive officer until May 31, 2012, and Mr. Platt, our current chief executive officer, each of our director-nominees meets the NYSE’s definition of “independence” (discussed in greater detail below under “Board of Directors—Director Independence”).

In considering the composition of our board of directors as a whole, the committee and the board evaluate the skills and experiences of each candidate to ensure that those specific talents, skills, and other characteristics needed to maintain our board’s effectiveness are possessed by an appropriate combination of directors. The committee seeks a diverse group of prospective candidates for board service who possess the requisite characteristics, skills, and experience to make a significant contribution. Our overarching goal is that the unique skills and experiences of each individual director complement and enhance the overall capabilities of the board.

The committee and our board have not adopted specific criteria for selecting director nominees, preferring to maintain the flexibility to evaluate the board’s needs at any given point in time in light of our company’s business model, strategic plan, and the skillset of the then-current members of the board. However, as evidenced by the biographies of our director nominees that appear above, we believe it is important that our board have individual directors who possess skills in such broad areas as:

•	strategic planning and business development;

•	mergers and acquisitions;

•	legal and regulatory compliance;

•	finance and accounting matters;

•	industry experience and knowledge—particularly in the oil services and maritime sectors;

•	demonstrated leadership of large, complex organizations;

•	public company board service; and

•	international business.

Each candidate is evaluated to ensure that he or she possesses personal and professional character and integrity, and each must demonstrate exceptional ability and judgment in his or her respective endeavors. Candidates must possess sufficient time and availability to effectively carry out their duties and responsibilities as a Tidewater director. The committee may employ professional search firms (for which it would pay a fee) to assist it in identifying potential nominees for board service with the right mix of skills and disciplines.

This year, the committee reviewed the qualifications of 12 of our 13 current directors (Mr. Netherland had previously informed the board that he did not wish to stand for re-election). As in past years, the committee also reviewed the contributions each of these 12 current directors has made to our board and the company during his or her respective tenure as a director. The committee unanimously recommended each of the 12 directors under consideration for an additional one-year term. Subsequently, our board unanimously approved this slate of 12 director nominees to be submitted for election by our stockholders at the annual meeting.

Consideration of Candidates Recommended by Stockholders.    Our bylaws provide that a stockholder of our company entitled to vote for the election of directors may nominate candidates for election to our board at our annual meeting of stockholders by complying with the required notice procedures, as described in greater detail below. The nominating and corporate governance committee’s policy is to consider director candidates recommended by stockholders on the same basis and in the same manner as it considers all director candidates.

No director candidates were recommended by stockholders in time for consideration at the 2013 annual meeting. To be timely for our 2014 annual meeting, a stockholder’s notice must be given in writing and delivered or mailed to the company’s Secretary and received at our principal executive offices no earlier than April 23, 2014 and no later than May 18, 2014. However, if the 2014 annual meeting is set for a date more than 30 days before or after August 1, 2014, a stockholder’s notice, in order to be timely, must be received by the close of business on the later of 90 days prior to the date of the annual meeting or the tenth day following the day on which the meeting date was publicly announced.

Stockholder recommendations of nominees are required to be accompanied by, among other things, specific information as to the nominees and as to the stockholder making the nomination or proposal. We may require any proposed nominee to furnish such information as may reasonably be required to determine his or her eligibility to serve as a director of our company. A description of these requirements is set forth in the company’s bylaws, which may be obtained as described under “Corporate Governance—Availability of Corporate Governance Materials.”

CORPORATE GOVERNANCE

Our board of directors has adopted corporate governance practices designed to aid in the board and management in the fulfillment of their respective duties and responsibilities to our stockholders.

Corporate Governance Policy.    Our board has adopted a Corporate Governance Policy, which, together with our certificate of incorporation, bylaws, and board committee charters, form the framework for the governance of our company. The nominating and corporate governance committee is charged with reviewing the Corporate Governance Policy annually to assess the continued appropriateness of the guidelines in light of any new regulatory requirements and evolving corporate governance practices. After this review, the committee recommends any proposed changes to the full board for approval.

Code of Business Conduct and Ethics.    Our board has also adopted a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics sets forth principles of ethical and legal conduct to be followed by our directors, officers, and employees. The Code requires any employee who reasonably believes or suspects that any director or employee has violated the Code of Business Conduct and Ethics to report such activities to his or her supervisor or to our Chief Compliance Officer, either directly or anonymously. We do not tolerate retaliation of any kind against any person who, in good faith, reports any known or suspected improper activities pursuant to the Code of Business Conduct and Ethics.

Our Code of Business Conduct and Ethics also references disclosure controls and procedures required to be followed by all officers and employees involved with the preparation of the company’s SEC filings. These disclosure controls and procedures are designed to enhance the accuracy and completeness of the company’s SEC filings and, among other things, to ensure continued compliance with the Foreign Corrupt Practices Act.

Communicating with Directors.    Stockholders and other interested parties may communicate directly with our board, the non-management directors, or any individual director by writing to any one of them in care of our Corporate Secretary at 601 Poydras Street, Suite 1500, New Orleans, Louisiana 70130. Our company or the director contacted will forward the communication to the appropriate director. For more information regarding how to contact the members of our board, please visit our web site at http://www.tdw.com/about/corporate-governance/communicating-concerns-to-the-board-of-directors/.

Complaint Procedures for Accounting, Auditing and Financial Related Matters.    The audit committee has established procedures for receiving, reviewing, and responding to complaints from any source regarding accounting, internal accounting controls, and auditing matters. The audit committee has also established procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Interested parties may communicate such complaints by following the procedures described under the heading “Communicating with Directors” above. Employees may report such complaints by following the procedures outlined in the Code of Business Conduct and Ethics and through other procedures communicated and available to them. We do not tolerate retaliation of any kind against any person who, in good faith, submits a complaint or concern under these procedures.

Availability of Corporate Governance Materials.    You may access our certificate of incorporation, our bylaws, our Corporate Governance Policy, our Code of Business Conduct and Ethics, and all committee charters under “Corporate Governance” in the “About Tidewater” section of our website at http://www.tdw.com. You also may request printed copies, which will be mailed to you without charge, by writing to us in care of our Corporate Secretary, 601 Poydras Street, Suite 1500, New Orleans, Louisiana 70130.

BOARD OF DIRECTORS

As of the date of this proxy statement, our board consists of 13 members. Assuming all director nominees are elected, our board will have 12 members following the annual meeting.

Board Meetings and Attendance.    During fiscal year 2013, our board held six meetings. Each director attended at least 75% of the meetings of the board and of the committees on which he or she served. Our board does not have a policy requiring director attendance at annual meetings; however, our board’s practice is to schedule a meeting on the same day as the annual meeting to facilitate director attendance at the annual meeting. Twelve of our 13 board members attended the 2012 annual meeting.

Director Independence.    Our board has affirmatively determined that 11 of our 13 current directors—Messrs. Allison, Day, du Moulin, Foster, Leonard, Madonna, Netherland, Pattarozzi, Sutton, and Thompson, and Ms. Taylor—are independent. The standards relied upon by the board in affirmatively determining whether a director is independent are comprised of the objective standards set forth in the corporate governance listing standards of the NYSE. In making this determination, our board evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the company, and management. In its review of director independence, our board also considered any commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company or management.

Board Leadership Structure.    Our board’s policy is to determine from time to time whether it is in the best interests of our company and our stockholders for the roles of chairman and chief executive officer to be separate or combined. We believe that our board should have the flexibility to make these determinations in a way that will best provide appropriate leadership for our company.

Until Mr. Taylor’s retirement on May 31, 2012, the roles of chairman and chief executive officer were combined. Under Mr. Taylor’s Non-Executive Chairman Agreement (described under “Compensation Discussion and Analysis – Retirement and Non-Executive Chairman Agreement with Mr. Taylor”), which will expire in accordance with its terms on December 31, 2013, Mr. Taylor continues to serve as our non-executive chairman. Mr. Platt, formerly our chief operating officer, now serves as chief executive officer and as a member of our Board of Directors. Our board believes that this leadership structure is appropriate and best serves the interests of our company and our stockholders by facilitating an effective senior management transition. Because Mr. Taylor is not independent under NYSE listing standards, the board has elected to continue to use a lead independent director.

Selection and Role of Lead Independent Director.    Under our Corporate Governance Policy, if the chairman of the board is not independent, the board elects a lead independent director at the meeting at which the chairman is elected. Because our current chairman, Mr. Taylor, is not independent under NYSE listing standards, we continue to use a lead independent director. The nominating and corporate governance committee recommends a candidate for election as lead independent director, and our independent directors, after taking the committee’s recommendation into consideration, elect an independent director to fill that role. Mr. Pattarozzi has served as our board’s lead independent director since 2008.

The lead independent director’s responsibilities include:

•	presiding at meetings where the chairman is not present, including regularly-scheduled executive sessions and sessions where only independent directors are present;

•	serving as the principal liaison between the chairman and the independent directors;

•	calling meetings of the independent directors as needed, provided notice of the meeting is given to the chairman;

•	recommending to the chairman the retention of outside advisors to the board; and

•	assisting the chairman in setting agendas and schedules for board meetings.

Executive Sessions of Independent Board Members.    The independent members of the board of directors meet in regularly-scheduled executive sessions presided over by our lead independent director. Our Corporate Governance Policy requires at least three such executive meetings per year. At the conclusion of each board meeting, the non-management members have an opportunity to meet in executive session. The non-management and independent directors may schedule additional executive sessions throughout the year. During fiscal 2013, the non-management members of our board (all of our directors except Mr. Taylor and Mr. Platt) met five times in executive session.

Annual Board Self-Assessments.    To assist in its review as to whether the board and its committees are functioning effectively, our board has instituted annual self-assessments of the board and each of its committees. The nominating and corporate governance committee oversees this evaluation process. In fiscal 2013, our board and each of its committees completed self-evaluations and reviewed and discussed the results, making changes as deemed necessary to improve director communications and the overall effectiveness of board and committee meetings.

Role of the Board in Risk Oversight.    While our board as a whole has responsibility for risk oversight, each of our board committees oversees and evaluates risks associated with its respective areas of responsibility, as summarized below under “Composition and Role of Board Committees.” Our board and its committees focus annually on identifying, evaluating, and managing the spectrum of key risks faced by our company. The particular areas of focus include strategic, operational, financial and reporting, compensation, regulatory and compliance, international, and other risks.

COMPOSITION AND ROLE OF BOARD COMMITTEES

Our board currently has four standing committees: audit, compensation, nominating and corporate governance, and finance and investment. Each of these four committees is comprised entirely of independent directors with the exception of the finance and investment committee on which Dean E. Taylor, our former president and chief executive officer, serves. In addition, each committee is governed by a written charter that is reviewed annually and approved by the full board. A copy of each committee charter may be obtained online or by mail as described in “Corporate Governance—Availability of Corporate Governance Materials.”

The current members of each board committee are identified in the following table, which also indicates the number of meetings each committee held in fiscal 2013:

Board Committee
	Audit	Compensation	Nominating and Corporate Governance	Finance and Investment
M. Jay Allison	X			X
James C. Day	X		X
Richard T. du Moulin		Chair		X
Morris E. Foster		X		X
J. Wayne Leonard	X			X
Jon C. Madonna	Chair		X
Joseph H. Netherland		X		X
Richard A. Pattarozzi		X	X
Nicholas J. Sutton		X	X
Cindy B. Taylor	X			Chair
Dean E. Taylor				X
Jack E. Thompson		X	Chair
Number of Meetings in Fiscal 2013	8	7	6	5

Audit Committee.    Our board’s audit committee is a separately-designated, standing committee established in accordance with the Securities Exchange Act of 1934. Its members are listed in the above chart. The board has determined that three of the five committee members—Messrs. Madonna and Leonard and Ms. Taylor—qualify as an “audit committee financial expert,” as defined by SEC rules.

The main function of our audit committee is to oversee our accounting and financing reporting processes, internal systems of control, independent auditor relationship, and the audits of our financial statements. The audit committee’s key responsibilities are:

•	appointing and retaining our independent auditor;

•	evaluating the qualifications, independence, and performance of our independent auditor;

•	reviewing and approving all services (audit and permitted non-audit) to be performed by our independent auditor;

•	reviewing with management and the independent auditor our audited financials;

•	reviewing the scope, adequacy, and effectiveness of our internal controls;

•	reviewing with management our earnings reports and quarterly financial reports; and

•	monitoring the company’s efforts to mitigate the risk of financial loss due to failure of third parties.

The audit committee is also responsible for any audit reports the SEC requires us to include in our proxy statements. In this proxy statement, the requisite report may be found under the heading, “Audit Committee Report.”

Compensation Committee.    The role of the compensation committee is to assist our board of directors in discharging its responsibilities relating to:

•	overseeing our executive compensation program;

•	reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers and determining and approving the compensation of our executive officers;

•	consideration of all substantive elements of our employee compensation package, including identifying, evaluating, and mitigating any risks arising from our compensation policies and practices;

•	ensuring compliance with laws and regulations governing executive compensation; and

•	engaging in such other matters as may from time to time be specifically delegated to the committee by the board of directors.

The committee reports to the board of directors on all compensation matters regarding our executive officers and management. The compensation committee is also responsible for reviewing and discussing with management the “Compensation Discussion and Analysis” portion of our proxy statement and, based on such review and discussion, recommending to the board that the Compensation Discussion and Analysis be included in our proxy statement and issuing a Compensation Committee Report to that effect to be included in the proxy statement.

The “Compensation Discussion and Analysis” section of this proxy statement provides a discussion of the process the committee uses in determining executive compensation. Included in the subsection entitled “The Process of Setting Compensation” is a description of the scope of the committee’s authority, the role played by our chief executive officer in recommending compensation for the other named executives, and the committee’s engagement of compensation consultants.

Risk Review of Employee Compensation.    Consistent with SEC disclosure requirements, the compensation committee performs an annual risk assessment of our company’s compensation programs. Management has identified the elements of our compensation program that could incentivize risk and has reported to the compensation committee its assessment of those risks and mitigating factors particular to each risk. The compensation committee has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company. Some of the findings the committee considered in reaching this conclusion include:

•	our cash/equity mix strikes an appropriate balance between short-term and long-term risk and reward decisions;

•	the company performance portion of our annual incentive plans is based on company-wide value creation and safety criteria, which are less likely to be affected by individual or group risk-taking;

•	our annual incentive plans through fiscal year 2013 include a long-term performance component and have payout caps;

•	our equity grants to our officers contain a mix of time-based and performance-based awards;

•	the presence of multi-level reviews and approvals of compensation levels and performance criteria; and

•	the company has an executive compensation recovery policy (“clawback”) and stock ownership guidelines for its executives.

Nominating and Corporate Governance Committee.    The purpose of the nominating and corporate governance committee is to:

•	assist our board by identifying individuals qualified to serve as directors of the company and recommending nominees to the board;

•	monitor the composition of our board and its committees;

•	recommend to our board a set of corporate governance guidelines for the company;

•	oversee legal and regulatory compliance;

•	monitor the company’s efforts to assess the adequacy of information technology capacity and infrastructure;

•	review director compensation and benefits; and

•	lead our board in its annual review of the board’s performance.

Additional information regarding the committee’s role in nominating directors and the ability of stockholders to recommend candidates for director may be found under “Election of Directors—Director Nominating Process and Considerations” and “—Consideration of Candidates Recommended by Stockholders,” respectively.

The nominating and corporate governance committee is also responsible for annually reviewing and setting director compensation and benefits and for reviewing director education programs. In early fiscal 2013, the nominating and corporate governance committee reviewed our company’s director compensation program in comparison to the director compensation provided by similarly-sized public companies, and made certain changes as noted under “Director Compensation—Director Fees.”

Finance and Investment Committee.    The purpose of the finance and investment committee is to:

•	oversee our company’s financial affairs, policies, and strategies, including its annual and long-term financial plans;

•	monitor investment policies and guidelines for its employee benefits trust funds;

•	evaluate and analyze the company’s capital structure, tax strategy, dividend policy; and

•	analyze the company’s financial risk profile.

The finance committee also has responsibility for appointing and monitoring independent investment managers and for overseeing the development of projected operating budgets and capital expenditures and making recommendations as appropriate to our board on an annual and quarterly basis.

DIRECTOR COMPENSATION

FISCAL YEAR 2013 DIRECTOR COMPENSATION TABLE

This table reflects all compensation paid to or accrued by each of our non-management directors during fiscal 2013. The compensation of Mr. Taylor, who served as our president and chief executive officer through May 31, 2012, and Mr. Platt, our current president and chief executive officer, is disclosed in the Summary Compensation Table in the section titled “Executive Compensation.” A description of the elements of our director compensation program follows this table.

Name of Director	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)	All Other Compensation(3) ($)	Total ($)
M. Jay Allison	68,500	127,664	—	5,000	201,164

James C. Day	70,000	125,695	—	—	195,695

Richard T. du Moulin	78,250	128,624	5,056	5,000	216,930

Morris E. Foster	67,000	118,423	—	30,000	215,423

J. Wayne Leonard	68,500	128,624	3,707	—	200,831

Jon C. Madonna	77,500	128,624	7,923	1,000	215,423

Joseph H. Netherland	67,000	122,564	—	5,000	194,564

Richard A. Pattarozzi	90,361	128,624	5,504	3,500	227,989

Nicholas J. Sutton	67,000	127,967	—	—	194,967

Cindy B. Taylor	76,000	124,836	—	—	200,836

Jack E. Thompson	76,000	128,624	861	5,000	210,485

(1)	Amounts in this column reflect the aggregate grant date fair value of the deferred stock units granted to each of our non-management directors plus the value of dividends on deferred stock units credited for reinvestment during the fiscal year. Each of the non-management directors, except for Dean E. Taylor (our current chairman and former president and chief executive officer), was granted 2,278 deferred stock units on March 31, 2013. Mr. Taylor, whose compensation is reported under “Executive Compensation” because he was a named executive officer for fiscal 2013, retired from his executive positions on May 31, 2012, and therefore received a pro rata grant of 1,897 units based on the number of days between June 1, 2012 and March 31, 2013, the end of the fiscal year. At the end of fiscal 2013, our non-management directors held the following numbers of deferred stock units: Messrs. du Moulin, Leonard, Madonna, Pattarozzi, and Thompson, 15,033 units each; Mr. Sutton, 14,455 units; Mr. Allison, 14,123 units; Mr. Day, 12,256 units; Ms. Taylor, 11,447 units; Mr. Netherland, 9,283 units; Mr. Foster, 5,381 units; and Mr. Taylor, 1,897 units.
(2)	Amounts in this column reflect the change in pension value for each participant in our Director Retirement Plan (which closed to new participants on March 31, 2006 and is frozen).
(3)	For each director other than Mr. Foster, this amount represents the costs of payments and payment commitments pursuant to our Gift Matching Program. For Mr. Foster, the amount represents the third installment of a charitable donation made on behalf of Mr. Foster to Texas A&M University. The company has agreed to make an annual donation of $30,000 for a five-year period (fiscal years 2011 through 2015), business conditions permitting.

We use a combination of cash and equity-based compensation to provide competitive pay opportunities for our non-management directors and to enable them to meet their stock ownership guidelines. Compensation for the non-management directors for fiscal 2013 consisted of an annual cash retainer; an additional annual cash retainer for each of the chairman, the lead director, and the chair of each board committee; an annual grant of deferred stock units; and other benefits. Based on a competitive review of director pay levels and design practices among energy services companies provided by Meridian, we made the following revisions to the program for fiscal 2013: (i) an increase in the annual cash retainer from $40,000 to $60,000, (ii) the elimination of board meeting fees, and (iii) an increase in the annual deferred stock unit award from $100,000 to $115,000. Officers of the company who also serve as directors do not receive compensation for simultaneous service as a director.

Director Fees.    For fiscal year 2013, the cash and equity-based compensation payable to the non-management directors was as follows:

•	an annual cash retainer of $60,000;

•	an additional annual cash retainer of $20,000 for the lead director;

•	based on our contractual arrangement with Mr. Taylor (described below), an additional annual cash retainer of $150,000 for his service as chairman;

•

an additional annual cash retainer of $15,000 for the chair of each of the audit committee and the compensation committee, and $10,000 for the chair of each of the nominating and corporate governance committee and the finance and investment committee;

•	committee meeting fees of $1,500 per meeting; and

•	an annual grant of deferred stock units valued at date of grant at $115,000 and described in more detail below.

Compensation Payable to Mr. Taylor as Non-Executive Chairman.    Having retired on May 31, 2012 from the positions of president and chief executive officer, Mr. Taylor now serves as our non-executive chairman of the board. Under the terms of his Retirement and Non-Executive Chairman agreement (discussed in greater detail under “Compensation Discussion and Analysis – Retirement and Non-Executive Chairman Agreement with Mr. Taylor”), Mr. Taylor receives compensation as a non-management director under our director compensation program beginning June 1, 2012. In addition, his agreement provides that he will receive an annual fee of $150,000 for service as our non-executive chairman through December 31, 2013, pro-rated for partial year service.

Annual Grant of Deferred Stock Units.    Under the Directors Deferred Stock Units Plan, each non-management director receives a grant of deferred stock units on March 31 of each year for service during the fiscal year ending on that date. The number of units each director receives is determined by dividing $115,000 by the fair market value of a share of our common stock on the date of grant, rounded up to the next whole share. Dividend equivalents are credited to each director’s account in the form of additional deferred stock units, priced at the fair market value of our common stock on the date the dividend is declared. A person who becomes a director or leaves the board during the fiscal year receives a pro rata grant.

Each director receives cash distributions from the Directors Deferred Stock Units Plan according to the plan’s terms and the director’s election. If the director has not made an election with respect to one or more of his or her deferred stock unit grants, those units are paid out in cash when he or she ceases to serve on our board. The cash amount paid to the director is equal to the number of stock units credited to the director’s account in the Directors Deferred Stock Units Plan, multiplied by the fair market value of a share of our common stock valued as of the date of the event that triggers payout. In the event of a change of control of our company, the balance of each non-management director’s account will be paid to him or her in a lump sum, including a pro rata number of units for the partial year of service beginning at the end of the prior fiscal year through the date of the change of control.

Stock Ownership Guidelines.    Our directors are subject to stock ownership guidelines requiring each director to own and hold company stock worth five times his or her annual cash retainer no later than five years after his or her appointment. Under the guidelines, a director’s annual grants of deferred stock units count as shares of company stock. At the end of fiscal 2013, each of our directors was in compliance with the guidelines except Mr. Foster, who has until January 1, 2016 to comply with the guidelines. These guidelines are described in greater detail under “Compensation Discussion and Analysis—Other Compensation and Equity Ownership Policies – Stock Ownership Guidelines.”

Other Benefits.    We reimburse all directors for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors and its committees. In addition, directors are generally eligible to participate in the company’s Gift Matching Program on the same terms as employees. Under this program, the company matches a director’s contribution to an educational institution or foundation up to $5,000 per year. The company may make other charitable contributions on behalf of a director or the full board outside of the Gift Matching Program.

Retirement Plan.    In the past, we provided a Retirement Plan for the benefit of non-management directors who retired from our board on or after reaching age 65 or after completing five or more years of service on our board. We froze benefits under the Retirement Plan as of March 31, 2006 and terminated any further benefit accruals. We calculate payouts under the Retirement Plan assuming a retirement age of 75, which is currently the mandatory retirement age for directors under our Corporate Governance Guidelines.

Each of Messrs. Allison, Day, Foster, Netherland, Sutton, and Taylor and Ms. Taylor became non-management directors after March 31, 2006, and thus none of them is eligible to participate in the Retirement Plan. Each of Messrs. du Moulin, Leonard, Pattarozzi, and Thompson became directors after May 31, 2001 but before March 31, 2006, and therefore upon retirement each will be eligible to receive an annual benefit of $30,000 for no more than five years. Mr. Madonna, who was a member of our board on May 31, 2001, will receive an annual benefit of $30,000 for a term equal to the number of years he served as a non-management director through March 31, 2006, upon his retirement from our board. If a director dies prior to payment of his benefit, a death benefit is payable to his beneficiaries equal to the then-present value of the unpaid benefit. The Retirement Plan provides for the protection of benefits in the event of a change of control of our company and allows a director to elect to be paid out in a lump sum in such event.

The accrued benefits of the board members under the Retirement Plan and their years of credited service are as follows:

Eligible Board Member	Years of Service Credit	Present Value of Retirement Benefit(1)
Richard T. du Moulin	2 1/2	$35,423
J. Wayne Leonard	2 1/2	25,966
Jon C. Madonna	6 3/4	107,029
Richard A. Pattarozzi	4 1/2	74,355
Jack E. Thompson	1	11,632

(1)	Assumes retirement at age 75 and an 8% fixed rate of return.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY VOTE”)

(PROPOSAL 2)

We are required to provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC. This vote (commonly referred to as a “say-on-pay” vote) is advisory, which means that the vote on executive compensation is not binding on the company, our board of directors, or the compensation committee of the board of directors. However, our board and our compensation committee value the opinion of our stockholders and will consider the outcome of the vote when evaluating our executive compensation program. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers and our compensation philosophy and practices, as described in this proxy statement.

We are asking our stockholders to vote on the following resolution:

RESOLVED, that the compensation paid to the named executive officers as disclosed in the proxy statement for the company’s 2013 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission is hereby APPROVED.

We understand that executive compensation is an important matter for our stockholders. Our core executive compensation philosophy and practice continue to be based on pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our stockholders. In considering how to vote on this proposal, we encourage you to review all of the relevant information in this proxy statement—our Compensation Discussion and Analysis (including its executive summary), the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program.

While this say-on-pay vote is not binding, our compensation committee and board take the views of our stockholders seriously and will review the voting results and will consider the outcome of the vote when making future compensation decisions for our named executives. We invite stockholders who wish to communicate with our board on executive compensation or any other matters to contact us as provided under “Board of Directors—Communicating with Directors.”

Approval of this resolution requires the affirmative vote of the holders of at least a majority of the voting power present or represented by proxy at the annual meeting. See “Questions and Answers about the Annual Meeting and Voting.”

Our board unanimously recommends that stock holders vote “FOR” approval of this resolution to approve the compensation of our named executives as disclosed in this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to the two individuals who served as our chief executive officer during the year, our chief financial officer, and our three other most highly-compensated executives. We refer to these executives as our “named executives” or “NEOs.” For fiscal 2013, our named executives were:

•	Jeffrey M. Platt, our current President and Chief Executive Officer, who served as Executive Vice President and Chief Operating Officer prior to his June 1, 2012 promotion;

•	Quinn P. Fanning, our Executive Vice President and Chief Financial Officer;

•	Jeffrey A. Gorski, our Executive Vice President and Chief Operating Officer;

•	Bruce D. Lundstrom, our Executive Vice President, General Counsel, and Secretary;

•	Joseph M. Bennett, our Executive Vice President and Chief Investor Relations Officer; and

•	Dean E. Taylor, our non-executive Chairman and, until May 31, 2012, our President and Chief Executive Officer.

In this CD&A, we first provide an Executive Summary of our actions and highlights from the fiscal year. We next explain the Compensation Philosophy and Objectives that guide our compensation committee’s executive compensation decisions. We then describe the committee’s Process of Setting Compensation, including the supporting role played by the chief executive officer. Finally, we discuss in detail each of the Compensation Components, including, for each component, a design overview as well as the actual results yielded for each named executive in fiscal 2013. We suggest that you read this section of the proxy statement in conjunction with the advisory say-on-pay vote (Proposal 2), as this section contains information you may find relevant to your voting decision.

Executive Summary

Our company operates a diversified fleet of marine service vessels and provides other marine support services to the global offshore energy industry. With operations in most of the world’s significant offshore crude oil and natural gas exploration and production regions, we have one of the broadest global operating footprints in the offshore energy industry. We provide services in support of all phases of offshore exploration, field development, and production, including towing of, and anchor handling for, mobile offshore drilling units; transporting supplies and personnel necessary to sustain drilling, workover, and production activities; offshore construction and seismic support; and a variety of specialized services such as pipe and cable laying. Our international operations are the primary driver of our revenue and earnings, as a substantial portion of our revenues come from operations outside of the United States territorial waters. For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended March 31, 2013.

Key Compensation Actions During Fiscal 2013.     Our fiscal 2013 financial performance and the prevailing business environment provided the basis for some of the following results and key committee decisions, which are discussed more fully elsewhere in this CD&A.

•

Improving Company Performance Led to Increased Annual Incentive Payouts.     For the first time in four years, executives received an annual incentive on the basis of EVA improvement in fiscal 2013, the primary company performance metric in our annual incentive program. Each named executive earned between 138% and 145% of his target annual incentive award for fiscal 2013.

•	Pay-for-Performance Design Meant Forfeiture of Two Annual Grants of Performance-Based Restricted Stock (2008 and 2009). Shares of performance-based restricted stock granted in 2008 and 2009 were forfeited as the underlying performance metrics were not met. Together, our named executives forfeited over $3.5 million in restricted stock during and after fiscal 2013, calculated using the closing price of a share of our stock on the date of forfeiture.

•

Vesting of One-third of Each Named Executive’s 2013 Equity Grant Tied to the Company’s Three-Year Relative Total Stockholder Return.    As in prior years, a substantial portion of each named executive’s equity award will vest only if a pre-determined long-term performance metric is met. For fiscal 2013, as in fiscal 2012, the performance metric is the Company’s three-year total stockholder return (“TSR”) as measured against that of a defined group of peers. These performance-based equity awards of restricted stock units (“RSUs”) will vest and pay out in shares ranging from 0-200% of the target shares granted depending on the Company’s relative three-year TSR performance.

Compensation Best Practices.    Our compensation committee strives to align executive compensation with stockholder interests and incorporate strong governance standards in our executive compensation program, such as the following:

•

Emphasis on Incentive Compensation.    By design, the largest portion of our named executives’ pay is delivered in the form of performance-driven and at-risk incentive compensation, to more closely align executive pay with the interests of our stockholders.

•

Clawback Policy.    Given that a significant portion of each named executive’s compensation is incentive-based, the compensation committee has adopted a compensation recovery, or “clawback,” policy applicable to cash or equity incentive compensation, which permits the company to recoup such payments in certain situations if the financial statements covering the reporting period to which such compensation relates must be restated.

•

Independent Consultant.    The compensation committee retains an independent compensation consultant to advise it on executive compensation matters and the consultant reports directly to the committee and does not provide any other services to management.

•

No Severance Benefits Outside the Change of Control Context.    Our named executives are not entitled to any severance benefits except as a result of certain terminations of employment that occur in connection with a change of control of our company.

•

Robust Stock Ownership Guidelines Applicable to Directors and Officers.    Directors and officers are required to hold significant positions in company stock within five years of appointment or election – five times annual retainer or base salary for directors and our chief executive officer and three times base salary for our other named executives.

•

Prohibition on All Hedging and Pledging Transactions.    Because we believe it important that our named executives bear both the risks and rewards of stock ownership, our Policy Statement on Insider Trading prohibits all directors and employees, including our named executives, from engaging in any transactions in our company’s securities designed to hedge or offset any decrease in their market value, regardless of whether those securities were received as compensation. In addition, in fiscal 2013, the board adopted a policy prohibiting any of the company’s directors or officers from pledging company securities as collateral for a loan or any other purpose.

•

No Excise Tax Gross-Ups in Future Agreements.    Although some of our executives currently have a right to receive an excise tax gross-up if such a tax is triggered in connection with his termination following a change of control, the committee determined prior to fiscal 2011 that the company would no longer provide that benefit in any new change of control agreements.

•	No Income Tax Gross-Ups on Perquisites. We do not pay tax gross-ups on any perquisites.

•

Defined Benefit Pension Plan Frozen and SERP Closed to New Participants.    In 2010, we froze additional benefit accruals under our qualified defined benefit pension plan (our Pension Plan), and closed our Supplemental Executive Retirement Plan (our SERP) to new participants. Pension Plan participants now receive retirement benefits under our defined contribution retirement plan, which has been in place since the Pension Plan was closed to new participants.

Compensation Philosophy and Objectives

As a company with a global reach in an operationally-demanding, volatile, highly cyclical, and capital-intensive business, we design our executive compensation program to achieve the following objectives:

•	promote a performance- and results-oriented environment;

•	align compensation with performance measures that are directly related to our company’s key financial and safety goals, individual performance, and creation of long-term stockholder value;

•	attract, motivate, and retain the executive talent that we require to compete and manage our business effectively;

•	manage fixed costs by combining a more conservative approach to base salaries with more emphasis on performance-dependent annual and long-term incentives;

•	maintain individual levels of compensation that are appropriate relative to the compensation of other executives at the company, at our peer companies, and across our industry generally; and

•	align executives’ interests with stockholders by delivering a significant portion of compensation in equity.

Since our compensation programs are designed to reward achievement of corporate objectives, we change our programs from time to time as our objectives change. The specific principles followed and decisions made in establishing the compensation of the named executives for fiscal 2013 are discussed in more detail below.

Process of Setting Compensation

Our board of directors has delegated to the compensation committee the primary responsibility for overseeing our executive compensation program. The compensation committee annually reviews and sets the compensation for our executive officers, reporting to the full board on all compensation matters regarding our executives and other key management employees. For more information about the compensation committee’s responsibilities, see “Composition and Role of Committees—Compensation Committee.”

Role of the Chief Executive Officer.    Our chief executive officer makes recommendations to the compensation committee with respect to salary, bonus, and long-term incentive awards for all executive officers other than himself. He develops those recommendations based on the competitive market information generated by the committee’s compensation consultant, the company’s compensation strategy, his assessment of individual performance, and the experience level of the particular executive. The committee discusses those recommendations with the chief executive officer and either approves or modifies the recommendations in its discretion.

Evaluating the Chief Executive Officer’s Compensation.    Prior to the beginning of each fiscal year, the chief executive officer presents the committee with a proposed list of objectives against which to measure his performance during the year. The committee considers the proposed objectives, reviews them with the chief executive officer, and, meeting in executive session, approves a final list of performance objectives for the chief executive officer for the year, including any modifications it deems necessary. In evaluating the chief executive officer’s compensation, the committee reviews the competitive market information provided by its compensation consultant and bases its decisions regarding his compensation on our overall compensation strategy, the chief executive officer’s self-assessment, and the committee’s independent assessment of his performance, using the objectives that were established at the beginning of the year as one point of analysis. These deliberations are done in executive session so that the chief executive officer is not present when the committee makes its determinations regarding his compensation.

Role of Compensation Consultant.    Our compensation committee has sole authority over the selection, use, and retention of any compensation consultant engaged to assist the committee in discharging its responsibilities. Meridian Compensation Partners, LLC (“Meridian”) has served as the committee’s primary consultant since 2010. The compensation committee’s primary consultant also surveys director compensation upon the request of the nominating and corporate governance committee, which is responsible for reviewing director compensation. Meridian provides no other services to, nor has any other relationship with, our company. As required by SEC rules, the committee has assessed Meridian’s independence and concluded that Meridian’s work did not raise any conflicts of interest.

In addition, from 2006 through 2011, the committee retained Stern Stewart & Co. to provide specific guidance on utilizing the measure of “economic value-added” or “EVA” as a component of our annual incentive plan. The committee has not formally engaged Stern Stewart since fiscal 2012, although the firm is available to assist on EVA matters as needed. The use of EVA® and Stern Stewart’s role in its development are discussed in greater detail below in “Annual Cash Incentive Compensation.”

The committee endeavors to use the most current information available when making compensation decisions, reviewing an annual compensation report prepared by Meridian. However, because base salaries and bonus opportunities are determined in advance of a fiscal year, and equity awards are typically made just prior to the close of the fiscal year, the committee reviews two compensation analyses in setting compensation for a given fiscal year. The committee reviewed a March 2012 report prior to finalizing fiscal 2013 base salaries and bonus opportunities, but referenced an updated report from Meridian in setting the March 2013 equity awards. For each report, the committee asked Meridian to:

•	provide information regarding current competitive compensation levels for each element of compensation paid to senior executives among oilfield service and general industry companies;

•	provide a special proxy compensation analysis developing total remuneration levels for a peer group of companies, which is made up of 24 similarly-sized industry peer energy service companies; and

•	assist with the review of which companies are appropriate for inclusion in the group of peer companies.

In consultation with Meridian, the committee reviews and approves our peer group annually, paying particular attention to mergers, acquisitions, and bankruptcies, each of which may make a peer company more or less aligned to our business. Over the past year, two peer companies, Pride International and Global Industries, were removed from our peer group as each was acquired (and thus no longer a standalone entity suitable for compensation comparisons). The committee also reviewed detailed performance data on the peer group. Meridian’s compensation analyses compared our executive compensation to two different groups: the most recent data for the 24 companies in our peer group as well as the Towers Watson Oilfield Service Compensation Survey. These companies are identified in Appendix A.

Policy and Analysis.    We review our actual and target total direct compensation (base salary, target annual cash incentive compensation, and annual long-term equity incentive grant values) in conjunction with the consultant’s compensation analyses in order to determine where target total direct compensation for our executive officers is likely to fall. Our general goal is for our target total direct compensation to within a competitive range of the median (50th percentile) of the companies included in the competitive compensation analyses.

We do not have a specific policy for the allocation of compensation between short-term and long-term compensation or cash and equity compensation. However, we strongly emphasize the at-risk and performance-based elements of compensation. For example, approximately 87% of Mr. Platt’s target total direct compensation for fiscal 2013 (base salary plus target annual incentive plus March 2013 target long-term equity incentive, as valued by the committee at grant and not based on the accounting valuation) was either performance-based or at risk, meaning that it either had to be earned on the basis of performance (in the case of his annual incentive) or its actual value to him will be contingent upon our future performance (in the case of his long-term equity incentive, a portion of which will only vest after three years if a cumulative three-year performance goal is met).

Maintaining median salary levels also allows us to appropriately manage our fixed cash obligations in our cyclical industry. By then using a higher target bonus opportunity than some of our peer companies, we provide opportunities for our executives to achieve total cash compensation in successful years that exceeds the median of cash compensation paid by our peers. We link annual cash incentive compensation to the company’s achievement of annual performance goals, while we link our long-term incentive compensation to longer-term performance goals and to the value of our common stock.

Periodically, the committee considers a wealth accumulation analysis prepared by Meridian. The purpose of this analysis is to allow the committee to understand the total wealth potential of past and future compensation and benefits paid to our executives. In addition, this type of tool aids the committee’s understanding of how current compensation decisions can have a long-term, potentially compounding impact on future wealth accumulation. The committee most recently considered this analysis in fiscal 2011.

Consideration of Prior Say-on-Pay Vote Results.    We held our first non-binding stockholder advisory vote on executive compensation (“say-on-pay”) at our 2011 annual meeting. Our board, considering the opinion of stockholders as expressed in the 2011 say-on-pay frequency vote and on the recommendation of our compensation committee, has opted to hold these say-on-pay votes annually. Our next advisory vote on the frequency of future say-on-pay votes will be held no later than our 2017 annual meeting of stockholders.

At our 2011 and 2012 annual meetings, our stockholders overwhelmingly approved our executive compensation, with more than 96% and 97% of voting stockholders, respectively, casting their vote in favor of the say-on-pay resolution. Because the committee made most of the significant fiscal 2013 compensation decisions prior to our 2012 say-on-pay vote, the committee primarily considered the results of the 2011 say-on-pay vote along with other factors when making executive compensation decisions for fiscal 2013. In making executive compensation decisions for fiscal 2013, the committee’s main considerations included our stockholders’ strong support for our executive compensation program, the committee’s satisfaction with the fiscal 2012 pay mix and levels, and information provided by Meridian. As a result, the committee decided to generally maintain similar fiscal 2012 pay mix and levels for fiscal 2013, except for adjustments to the pay levels of Messrs. Platt and Gorski in recognition of their promotions and a few changes to the structure of our annual incentive program (as discussed under “Compensation Components”—“Annual Cash Incentive Compensation”).

Compensation Components

The three core components of our executive compensation program are: base salary, an annual cash incentive, and long-term equity incentives. In addition, we offer our executives retirement benefits, change of control protections, and certain perquisites. Each of these components is discussed in detail below.

Base Salary.    We review and determine salary levels for named executives prior to the beginning of each fiscal year. Our annual base salary determinations are based on a variety of factors, including individual performance, general market salary levels, our company’s overall financial condition, and industry conditions. As mentioned previously, however, we take a conservative approach to setting base salaries, consistent with our philosophy of placing greater emphasis on performance-driven compensation components.

At the beginning of fiscal 2013, each of our named executives received a modest salary increase of approximately 3% with the exception of Mr. Taylor, who received no salary increase due to his retirement from all executive positions early in the fiscal year. In addition to these adjustments, effective with his promotion to president and chief executive officer on June 1, 2012, Mr. Platt’s salary was increased from $463,500 to $575,000. Mr. Gorski, who was promoted to replace Mr. Platt as executive vice president and chief operating officer, also received an increase in base salary in consideration of his new responsibilities, from $285,500 to $350,000, effective June 1, 2012.

Annual Cash Incentive Compensation.    We pay annual cash incentives for the purpose of rewarding both company and individual performance during the year. Company performance is measured using two metrics—a financial metric and a safety metric—under our Executive Officer Company Performance Annual Incentive Plan. The awards under this plan are intended to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code in order to be fully tax deductible by our company. In order to reward our executives for individual performance, we have established a separate Individual Performance Executive Officer Annual Incentive Plan under which each of our named executives may earn a separate annual award based on the committee’s evaluation of his individual performance during the fiscal year.

General Structure of the Program

Financial Metric—EVA.    In fiscal 2007, the compensation committee began working with Stern Stewart to institute an annual incentive program that focused on the economic value added (EVA) to our company during the fiscal year. EVA® is a framework developed by Stern Stewart for setting goals and measuring performance that rewards participants for both short-term and long-term results realized by the company. When we began using EVA in fiscal 2007, it was our goal to keep the EVA-based annual incentive program in place for three years in order to give us an adequate opportunity to evaluate the long-term effectiveness of the new system. At the end of fiscal 2009, we reviewed the long-term effectiveness of the EVA-based annual incentive program. As a result of that review, we decided to continue the program for another three-year period ending in fiscal year 2012.

Prior to fiscal 2013, the committee reevaluated our annual incentive program. The committee decided that, given the unpredictable economic climate of the past few years, it wanted to retain the flexibility to select performance metrics annually. In addition, recognizing that the purpose of our annual incentive program is to incentivize our executives over the shorter term, the committee believes that longer-term incentives are more appropriately delivered through our equity incentive program, in which one-third of the equity incentives currently vest based on a three-year performance metric.

For fiscal 2013, the committee restructured the EVA component to function as a more traditional annual incentive program. Specifically, beginning in fiscal 2013, the committee has discontinued use of the bonus bank. The result of this change is that performance in one year will no longer affect payouts in subsequent years, which is a more typical design for annual incentive programs. Given the shift to a true annual program, the committee also reduced the maximum possible EVA award for each executive from 5.0 times target to 3.5 times target, which is consistent with competitive practices.

Safety Metric.    We include a safety performance component in our annual incentive program (25% of the target incentive opportunity) to reinforce our commitment to be an industry leader in safety. Experience has taught us that a safe work environment helps us to attract and retain a more experienced work force. Additionally, a safe work environment gives us an advantage when we compete for work from the most reputable and superior customers. Finally, a solid safety record helps us to minimize our insurance premiums and overall cost of doing business.

Individual Performance.    Our compensation committee also believes that it is important to recognize individual performance in our annual incentive program, and therefore includes an individual component representing 25% of the target incentive opportunity for each named executive.

Fiscal 2013 Target Awards.    Prior to each fiscal year, our compensation committee specifies target annual awards for each named executive. The target award is a percentage of base salary and the percentage is determined by the participant’s position and ability to directly influence our financial and safety performance, with reference to data supplied by the compensation consultant related to the market for similar positions. The following chart shows the target awards set for our named executives for fiscal 2013, as well as the percentage allocation to each component and the amount of payout each component would have yielded at target level of performance for each of the named executives:

Fiscal 2013 Annual Incentive Target Awards
Named Executive	2013 AIP Target Award		Percentage of Target Allocated Among AIP Components
	Target % of Salary	Target Incentive Award ($)	Financial (50% of Target Award) ($)	Safety (25% of Target Award) ($)	Individual Performance (25% of Target Award) ($)
Jeffrey M. Platt(1)	107.5%	618,125	309,063	154,531	154,531
Quinn P. Fanning	95%	342,475	171,237	85,619	85,619
Jeffrey A. Gorski(1)	92.5%	323,750	161,875	80,938	80,938
Bruce D. Lundstrom	95%	342,475	171,237	85,619	85,619
Joseph M. Bennett	95%	260,490	130,245	65,123	65,123
Dean E. Taylor(2)	20%	135,000	67,500	33,750	33,750

(1)	Each of Messrs. Platt and Gorski were promoted two months into fiscal 2013 (June 1) and therefore his target award reflects a blended rate based on his target percentages before and after the promotion. Mr. Platt’s target award was increased from 95% to 110% while Mr. Gorski’s was increased from 80% to 95%.
(2)	Mr. Taylor retired from his executive positions effective May 31, 2012, although he continues to serve as the non-executive chairman of our board. Under our contractual agreement with him, Mr. Taylor was eligible to receive a pro rata bonus for the two months of fiscal 2013 during which he served as an executive. His target incentive award was 120% of annual salary pro-rated for two months (20%).

The total percentage of salary that the named executive is eligible to receive increases or decreases based upon performance above or below the target for each of the performance goals. Once each component has been allocated a percentage of the total target award, it is evaluated independently of the other two components. At performance above or below target, a given component may pay more or less than the target amount. There is a maximum possible payout under each component as described under “Criteria for 2013.” In addition to the component caps, the maximum possible payout under the company performance portion for each participant (financial and safety components together) is $3 million. The committee has discretion to reduce, but not increase, amounts payable under the plan.

Criteria for 2013

Financial Criteria—EVA.    The EVA component is based upon our achievement of a pre-established performance goal relating to EVA improvement for the fiscal year. Payouts are scaled within a certain range. For fiscal 2013, as in prior years, we required a $5 million improvement in EVA in fiscal 2013 over EVA for the prior year in order for the EVA target to be achieved. We have used a targeted $5 million improvement in annual EVA consistently since fiscal 2007, even though EVA levels can fluctuate substantially from year to year because of the volatility in our business sector.

Failure to achieve the EVA target for fiscal 2013 would result in reduced incentive awards and no EVA bonus amount would be generated if the negative change in EVA from the prior year’s level was more than $45 million. For fiscal 2013, the maximum award that could be earned on the basis of EVA improvement would be 3.5 times target.

We calculate EVA by subtracting from our net after-tax operating profit an appropriate charge for the opportunity cost of all capital that we have invested over the measurement period. Thus, EVA measures the amount by which our earnings exceed or fall short of a rate of return that our stockholders could reasonably expect to obtain if they invested in other securities of comparable risk. Our intent has been that by emphasizing financial performance as a function of our invested capital, management would be incentivized to make prudent investments in assets capable of providing a strong return on capital.

Our net operating profit after taxes (“NOPAT”) generally equals revenues, less operating expenses, depreciation expense, general and administrative expenses, other income and expenses, and taxes on operating profit. We subtract a capital charge from NOPAT to determine EVA. Our capital charge is determined by multiplying our average capital invested during the year by a weighted average cost of debt and equity. Prior to each fiscal year, we set the weighted average cost of capital for that year. For 2013, based on advice of Stern Stewart, we used a 8.7% weighted average cost of capital. Certain adjustments to NOPAT are made in determining EVA, including adjustments to eliminate the effects of accounting changes, extraordinary items, discontinued operations, and unusual or infrequently occurring items (less the amount of related income taxes).

Safety Criteria.    The safety performance component is based upon our achievement of a pre-established goal for the fiscal year, which is based upon our Total Recordable Incident Rate (“TRIR”) per 200,000 work hours. Like the other two components, payout based on safety performance is scaled within a certain range of results—for the safety component, the higher the TRIR, the smaller the payout. A TRIR above a certain threshold results in no payout.

A TRIR below a certain level will entitle a participant to a payment in an amount that is greater than the safety component’s 25% target award and which may be up to two times the 25% target award. As noted previously, the safety performance portion operates independently from the other components.

The TRIR goal for fiscal 2013 was 0.20, which represents significantly better performance than the industry average. A 5% targeted improvement in our average safety performance levels over the preceding two years (0.16 TRIR) would generate a payout of 150% of target, while a maximum 200% payout would be earned for TRIR at or below 0.12. No safety performance payout would be earned if the TRIR equaled or exceeded 0.24.

Individual Criteria.    As noted previously, prior to the beginning of a fiscal year, the compensation committee reviews a list of broad objectives proposed by the chief executive officer to be used to measure his individual performance during the fiscal year, revises that list as it deems necessary, and then communicates the final list of objectives to the chief executive officer. The chief executive officer advises each other named executive of the individual qualities and goals on which he will be evaluated for the year. For each named executive, these unweighted criteria and goals are discussed under “Calculation of 2013 Annual Incentive—Individual Performance.” The maximum individual performance payout may not exceed 2 times the executive’s target amount.

Calculation of 2013 Annual Incentives

For fiscal 2013, each named executive earned between 138% and 145% of his target annual incentive award. Fiscal 2013 was the first time in the last four years that an annual incentive was earned on the basis of EVA improvement. The safety component paid out at greater than target for all the named executives, as a result of the actual TRIR performance of 0.17 exceeding the targeted 0.20 TRIR, the fourth best safety performance in company history. Finally, the individual performance award for each named executive ranged between 95% and 98% of his target individual performance award (compared to a maximum possible award for named executive of 200% of his target).

Fiscal 2013 Annual Incentive Awards
Named Executive	Target % of Salary	Target Incentive Award ($)	Fiscal 2013 Component Payouts			Total Award Earned ($)	As a % of Target Award	As a % of Salary
			Financial ($)	Safety ($)	Individual Performance ($)
Jeffrey M. Platt	107.5%	618,125	493,059	212,480	148,350	853,889	138%	149%
Quinn P. Fanning	95%	342,475	273,181	117,726	81,338	472,245	138%	131%
Jeffrey A. Gorski	92.5%	323,750	258,245	111,289	77,700	447,234	138%	128%
Bruce D. Lundstrom	95%	342,475	273,181	117,726	82,194	473,101	138%	131%
Joseph M. Bennett	95%	260,490	207,785	89,543	63,820	361,148	139%	132%
Dean E. Taylor(1)	20%	135,000	107,685	54,844	33,075	195,604	145%	174%

(1)	Mr. Taylor’s target incentive award was 120% of annual salary pro-rated for the two months he served as an executive (20%). The total award he earned for fiscal 2013 was 29% of his annual salary, or 174% of salary actually paid during fiscal 2013.

The calculation of each component’s payout is discussed below.

Financial Metric—EVA (50% of target incentive opportunity).    For fiscal 2013, the company’s EVA was a negative $96.3 million, as compared to fiscal 2012 EVA of a negative $131.1 million, resulting in a change in fiscal 2013 EVA of a positive $34.8 million. Historically, changes in EVA from year to year have been substantial. For example, fiscal 2007’s change in EVA was a positive $132.5 million, but fiscal 2008 and 2009’s changes were approximately $6.7 million and $42.1 million, respectively. With the depressed business environment and continuing effects of the global recession during fiscal 2010 and 2011, the change in EVA during those years were a negative $178.7 million and a negative $164.7 million, respectively, improving slightly in fiscal 2012 as the business environment improved, to a negative $25.1 million.

Fiscal 2013 EVA was calculated in accordance with the EVA program design that we established in consultation with Stern Stewart, as set forth in the following chart and more fully described below:

(in thousands)
Net Operating Profit After Tax (NOPAT)	$168,917
Less: Charge For Capital Employed	-265,263

EVA	$(96,346)

NOPAT for the year ended March 31, 2013 equals revenues (vessel revenues and other marine revenues):

•

less operating expenses (vessel operating costs, costs of other marine revenues, depreciation and amortization, general and administrative expenses as decreased by approximately $0.3 million for a net increase in the allowance for doubtful accounts);

•	plus our equity interest in net earnings of unconsolidated companies;

•	plus interest income and other, net;

•	plus foreign exchange gains; and

•	less a charge of 22.8% for estimated income taxes on operating profit.

The charge for capital employed equals average total capital employed of $3.0 billion multiplied by the weighted average cost of capital of 8.7%. Total capital employed at March 31, 2013 equals current assets plus the allowance for doubtful accounts adjusted by a decrease of $11.0 million for deferred vessel revenue, investments in and advances to unconsolidated companies, net properties and equipment as decreased by approximately $239.3 million, primarily for the effect of vessels under construction, goodwill as increased by $35.5 million for the effect of accumulated goodwill amortization and $22.1 million for the effect of goodwill impairment, other assets as decreased by $5.5 million, primarily for the effect of certain deferred charges; less current liabilities decreased by $33.2 million for certain taxes payable and certain deferred credits, deferred income taxes, accrued property and liability losses, and other liabilities and deferred credits. Average capital was further decreased by $222.0 million for the after-tax effect of cumulative gains on sales of assets, by $72.5 million for the cumulative after-tax effect of discontinued operations, and by $21.0 million for the after-tax effect of a tax litigation settlement during fiscal 2010. Average capital was further increased by $20.3 million for the after-tax effect of cumulative asset impairments, and by $22.0 million for the after-tax effect of the proposed settlements with the SEC, the U.S. Department of Justice and the Federal Government of Nigeria related to an internal investigation recorded in fiscal 2010 and 2011. Cumulative adjustments give effect to such items beginning in fiscal 1996.

Safety (25% of target incentive opportunity).    The TRIR for fiscal 2013 was 0.17, which exceeded the target level and generated a 137.5% of target payout for each of our named executives. The TRIR for fiscal 2013 was the fourth best in company history, and it was only the second time in our company’s history that we had a full fiscal year without a single lost-time accident.

Individual Performance (25% of target incentive opportunity).    For purposes of awarding the individual performance portion of the annual incentive award to the named executives, the compensation committee independently assessed the performance of the chief executive officer but relied on the judgment of our chief executive officer in assessing the performances of our other named executives. Each named executive received between 95% and 98% of his target individual performance award.

Mr. Platt’s award was based on his contribution to the solid operations and overall safety of our fleet, the continued success of our new vessel building and acquisition program, the value created through the continued disposition of our older fleet, the development of strategies to further capitalize on our core competencies, and his steady leadership in a year of management transition. Mr. Gorski’s management of a geographically widespread fleet, successful expansion into new markets, and our incorporation of increasingly sophisticated vessels into our fleet were key factors in his award. In the case of Mr. Fanning, his continued leadership in maintaining the company’s strong financial position while funding the substantial capital needs of our fleet expansion, his efforts to continue to upgrade the financial and accounting resources and capabilities of our company, and his experience in evaluating new growth opportunities were instrumental in his award. Mr. Lundstrom’s continued efforts to improve our company’s compliance profile, his effective management of the company’s internal and external resources, and the discharge of his general duties as the company’s general counsel led to his award. With regard to Mr. Bennett, his continued successful interface with the investment community during a transitional period for the company and other contributions to the company were considered in his award. Finally, Mr. Taylor’s award was based on his key role in steering a successful management transition.

Long-term Incentive Compensation.    We have historically granted long-term incentive compensation in the form of annual equity grants to our named executives, generally using a multiple of each executive’s base salary to determine the overall grant size. The multiple used for any particular executive reflected the nature and scope of the executive’s duties. However, beginning in fiscal 2012, we began to generally target our grant values to bring our target long-term incentive compensation more in line with the median of long-term incentive compensation provided by our peer group companies. As in prior years, the fiscal 2012 and 2013 awards to our named executives were a combination of time-based and performance-based RSUs, using the same approximate proportions (two-thirds time-based, one-third performance-based). As discussed in greater detail below, the performance metric applicable to our fiscal 2013 awards is a three-year relative total stockholder return, the same metric the committee used in fiscal 2012.

We believe that RSU awards provide our named executives with a significant equity ownership opportunity. Further, time-based full-value award such as restricted stock and RSUs are widely used among our competitors. In such a cyclical industry, the use of this type of award encourages executives to remain with our company even during periods of stock price volatility. The value of our RSU and restricted stock awards moves in tandem with our company’s stock price. These awards are subject to forfeiture and, as noted above, vest in accordance with certain performance and continued employment requirements.

Supplemental Grants to Messrs. Platt and Gorski (June 2012).    Although the committee typically makes annual equity awards in March of a given year, as noted previously, the company had a management transition in June 2012. In conjunction with Mr. Platt’s promotion, the committee approved an additional equity grant to him equivalent to $1 million in value (two-thirds time-based, one-third performance-based), resulting in an aggregate grant date value of approximately $2.7 million for the awards in March and June of 2012 combined (based on the closing price of a share of our common stock on the applicable date of grant). The value of Mr. Gorski’s additional equity grant was valued at approximately $525,000 (two-thirds time-based, one-third performance-

based), resulting in an aggregate grant date value of approximately $1.2 million for the awards in March and June of 2012 combined (based on the closing price of a share of our common stock on the applicable date of grant). For each of Messrs. Platt and Gorski, his time-based RSUs will vest based on continued service, one-third per year on the first three anniversaries of the date of grant while his performance-based restricted stock units will vest following fiscal year 2015, subject to the same terms and conditions as the performance-based RSUs that the executive received in March 2012 (a three-year relative TSR measure). Although these supplemental awards were granted in fiscal 2013, the committee considers these awards part of the officer’s fiscal 2012 award.

Annual Equity Grants (March 2013).    For fiscal 2013, as in previous years, two-thirds of each named executive’s annual equity grant was time-based. These time-based RSUs will vest based on continued employment in three equal tranches over the next three years. The remaining one-third of each named executive’s grant will vest based on the company’s total stockholder return over a three-year period as measured against the total stockholder return of our peer group companies over the same period. The number of RSUs granted to each named executive represents the target award; the performance-based RSUs may vest and pay out between 0-200% of target depending upon the company’s relative TSR performance, as follows:

Performance Level	Tidewater’s Percentile Rank v. Peers	Share Payout as a % of Performance- Based RSU Award
Maximum	≥ 75th percentile	200%
Intermediate	62.5th percentile	150%
Target	50th percentile	100%
Threshold	37.5th percentile	50%
Minimum	≤ 25th percentile	0%

The committee elected to vest the performance-based RSUs only after completion of a full three-year period rather than annually in order to emphasize long-term, multi-year performance and value creation. If performance falls between two different performance levels, the percentage of performance-based RSUs vesting will be interpolated. If minimum performance is not achieved, all performance-based RSUs will be forfeited, as was the case with the performance-based restricted stock granted in 2008 and in 2009. In the event that the maximum performance level is achieved and the continued service requirements are met, then 50% of the ultimate payout to the named executives as a result of the fiscal 2013 RSU awards will be a result of company performance and 50% will be a result of continued service.

Dividend Equivalents on RSUs.    While we pay dividend equivalents currently on the time-based RSUs, any dividend equivalents on the performance-based RSUs will accrue and be paid or forfeited in tandem with the associated RSUs, based on our relative TSR performance.

Forfeitures of Restricted Stock.    Adherence to a pay-for-performance philosophy means that an executive’s compensation will rise and fall with corporate performance. As demonstrated in the following chart, during and after fiscal 2013, each of our named executives (except Mr. Gorski, who joined the company in 2012) forfeited a large amount of performance-based restricted stock from two separate annual grants. Performance-based share granted in March 2008 were forfeited on May 21, 2012 as the cumulative EVA target of an additional $5 million per year over the fiscal year 2008 level was not met for the last three years of the performance period (fiscal years 2009 through 2012). In addition, performance-based shares granted in March 2009 were forfeited on May 21, 2013. Vesting of the March 2009 awards was contingent upon percentage improvements in return on capital employed (“ROCE”), as measured by the simple average of the previous four fiscal years (“SAROCE”).

Because SAROCE for the four-year period (fiscal years 2010, 2011, 2012, and 2013) was 5.96%, which fell below the threshold of 10%, all shares were forfeited.

Equity Awards Forfeited
Named Executive	Shares from 2008 Performance-Based Grant Forfeited on 5/21/2012 (#)		Shares from 2009 Performance-Based Grant Forfeited on 5/21/2013(1) (#)	Total Dollar Value Forfeited(2) ($)
Jeffrey M. Platt	5,613		5,864	600,780
Quinn P. Fanning	—	(3)	5,457	320,162
Bruce D. Lundstrom	5,432		5,675	581,412
Joseph M. Bennett	3,571		4,547	430,110
Dean E. Taylor	14,868		16,249	1,633,391

(1)	See “Outstanding Equity Awards at March 31, 2013” table for more information on these awards.
(2)	Reflects the aggregate dollar value of all shares forfeited, valued using the closing price of a share of our common stock on the applicable date of forfeiture.
(3)	Mr. Fanning joined the company in 2008 and did not receive the same annual grant of restricted stock made to the other named executives in this year. Consistent with company practice, Mr. Fanning received a grant of restricted stock upon joining the company in 2008. Unlike the performance-based restricted stock granted to the other named executives in 2008, the vesting of Mr. Fanning’s 2008 award accelerated based on the company’s achievement of the performance metrics and was not conditioned on the achievement of the measures. As such, his 2008 award fully vested on March 5, 2012.

Retirement Benefits.    Our named executives participate in employee benefit plans generally available to all employees. These broad-based plans include a Pension Plan (now frozen and closed to new participants), a qualified defined contribution Retirement Plan, and our 401(k) Plan. We have frozen the benefits under our Pension Plan for all participants effective December 31, 2010, and there will be no future benefit accruals under that plan. Future qualified retirement benefits will be provided through our Retirement Plan and our 401(k) Plan, which were merged in February 2013.

In addition to these broad-based programs, we provide our executives with a non-qualified deferred compensation plan, the Supplemental Savings Plan, which acts as a supplement to our 401(k) Plan, and a SERP that operates as a supplement to our Pension and Retirement Plans. Both the Supplemental Savings Plan and the SERP are designed to provide retirement benefits to our officers that they are precluded from receiving under the underlying qualified plans due to the compensation and benefit limits in the Internal Revenue Code. Effective March 1, 2010, the Committee closed the SERP to new participants. These plans are described in more detail in “Executive Compensation—2013 Pension Benefits” and “Executive Compensation—2013 Non-Qualified Deferred Compensation.”

Change of Control Agreements.    We have entered into change of control agreements with our executives, including each of our named executives. We continue to offer our executives change of control benefits for several reasons. Change of control protections for our named executives and other key personnel are an important part of good corporate governance, as they alleviate individual concerns about the possible involuntary loss of employment and ensure that the interests of our named executives will be materially consistent with the interests of our stockholders when considering corporate transactions. In addition, we believe that these change of control protections preserve morale and productivity and encourage retention in the face of the potential disruptive impact of an actual or potential change of control of our company. Information regarding the current change of control agreements, including the estimated amounts payable to each named executive, is set forth under the heading “Potential Payments upon Termination or Change in Control—Change in Control.” Mr. Taylor’s change of control agreement terminated upon his retirement on May 31, 2012.

Other Benefits.    We also provide certain limited perquisites to our named executives.

Use of Corporate Airplane.    At the time of the acquisition of the corporate airplane, our board of directors, for security reasons, adopted a policy that required that the chief executive officer complete all air travel, both business and personal, aboard our airplane. The purposes behind this policy were to promote the safety and security of our chief executive and his family and avoid the inefficiencies of commercial travel, thus allowing our chief executive to conduct business before, during and after flights and allow him to respond more quickly to business opportunities and urgent situations. The committee re-evaluated this policy during fiscal year 2012 and determined that, effective with our fiscal 2013 management transition, we no longer require our chief executive officer to use our airplane for any travel. In addition, under the committee’s direction, the company will limit personal use of the airplane going forward.

Other Perquisites.    For fiscal 2013, the other perquisites provided to our named executives consist primarily of club dues for one country club membership for each named executive, financial planning services, lunch club memberships, an annual executive company-paid physical, and a corporate apartment in Houston for our chief executive officer, who divides his time between our Houston and New Orleans offices. Mr. Taylor received the apartment benefit until his May 31, 2012 retirement and Mr. Platt received this benefit beginning June 1, 2012. We do not provide tax gross-ups on any perquisites.

Retirement and Non-Executive Chairman Agreement with Mr. Taylor

As mentioned previously, Mr. Taylor retired from the positions of President and Chief Executive Officer effective May 31, 2012 and entered into a Retirement and Non-Executive Chairman Agreement with the Company. Since June 1, 2012, Mr. Taylor has served as our board’s non-executive chairman and participates in the director compensation program as described in greater detail under “Director Compensation.” In addition, Mr. Taylor’s retirement agreement provides for the following:

•	he receives $150,000 per year for service as our non-executive chairman of the board through December 31, 2013, pro-rated for partial year service;

•

he received a pro-rata annual incentive plan award for fiscal 2013, based on his two months of service during the fiscal year as an executive, with the award calculated and paid at the same time as such awards were calculated and paid to other executives (following the end of fiscal 2013);

•

he continues to vest in his unvested options, time-based restricted stock, and time- based RSUs, and any of these awards that are unvested will vest on the earlier to occur of December 31, 2013, or his termination of service due to death, disability, or his involuntary termination by the Company;

•

he retains his unvested performance-based restricted stock and RSUs, which remain subject to their original performance vesting requirements and other terms and conditions (including vesting or payment dates), provided that he serves as non-executive chairman through December 31, 2013 (unless his service is terminated due to death, disability, or by the Company) and complies with certain restrictive covenants through May 31, 2015; and

•

the Company pays Mr. Taylor’s retiree medical insurance or COBRA premiums, as applicable, through December 31, 2013, and continues to provide certain additional benefits, including office and secretarial support, through that date.

Although not expressly provided in his agreement, the committee agreed to permit Mr. Taylor to use the corporate airplane for certain personal trips during fiscal 2013 that were already scheduled at the time he retired. However, as noted above under “Other Benefits—Use of Corporate Airplane,” the committee has determined that, going forward, personal use of the company airplane by any executive or director will be limited.

Other Compensation and Equity Ownership Policies

Clawback Policy.    Under our Executive Compensation Recovery Policy, we may recover cash and equity incentive compensation awarded if the compensation was based on the achievement of financial results that were the subject of a subsequent restatement of our financial statements, if the executive officer engaged in intentional misconduct that caused the need for a restatement and the effect was to increase the amount of the incentive compensation.

Stock Ownership Guidelines.    Under our stock ownership guidelines, our officers are required to hold the following values in the form of company stock within five years of becoming an officer:

•	5x salary for the chief executive officer;

•	3x salary for the chief operations officer, chief financial officer, and executive vice presidents; and

•	2x salary for all other officers.

If an officer’s ownership guideline increases because of a change in title or if a new officer is added, a five-year period to achieve the incremental guideline begins in January following the year of the title change or addition as an officer. For our executives, the guidelines specify that time-based restricted stock and RSUs count as shares of company stock, but performance-based restricted stock and RSUs do not. As of the end of fiscal 2013, all executive officers were in compliance with the policy.

Prohibition on Hedging and Pledging Transactions.    Each of our named executives is subject to our Policy Statement on Insider Trading, an internal company policy adopted by our board. In January 2011, our board approved certain changes to this policy, including a blanket prohibition on engaging in certain forms of hedging or monetization transactions, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, with respect to our securities, regardless whether those securities were received as compensation. This prohibition applies to all company insiders (including our directors and our named executives) as well as all of our other employees. In addition, although the policy already prohibited holding company securities in margin accounts, we updated our policy in fiscal 2013 to include a blanket prohibition on insiders pledging company securities as collateral for a loan or any other purpose.

Section 162(m) of the Internal Revenue Code.    Section 162(m) of the Code prohibits us from deducting more than $1 million in compensation paid to certain executive officers in a single year. An exception to the $1 million limit is provided for “performance-based compensation” that meets certain requirements, including approval by the company’s stockholders. The performance-based portion of our RSUs, which vest on the basis of performance and are issued under our stockholder-approved 2009 Stock Incentive Plan, are intended to qualify as “performance-based” and therefore be deductible under Section 162(m). In order that the company performance portion of our annual cash incentive awards may qualify as “performance-based” under Section 162(m) and be fully deductible, this portion of the fiscal 2013 annual incentive awards was paid to our named executives under the Tidewater Inc. Executive Officer Annual Incentive Plan (the “2008 Plan”) last approved by stockholders at our 2008 annual meeting. Under Section 162(m) rules, this plan must be approved by stockholders every five years; therefore, fiscal 2013 is the last year we could use the 2008 Plan for this purpose. Proposal 3 of this proxy statement seeks stockholder approval of a new Executive Officer Annual Incentive Plan that, if approved, will be used to make annual incentive awards in fiscal years 2014 through 2018.

While the compensation committee will seek to utilize deductible forms of compensation to the extent practicable, it believes it is important to preserve flexibility in administering compensation programs. Accordingly, the committee has not adopted a policy that all compensation must qualify as deductible under Section 162(m). The committee intends to monitor compensation levels and the deduction limitation.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and discussion, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Richard T. du Moulin, Chairman

Morris E. Foster

Joseph H. Netherland

Richard A. Pattarozzi

Nicholas J. Sutton

Jack E. Thompson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of our compensation committee are Messrs. du Moulin, Foster, Netherland, Pattarozzi, Sutton, and Thompson. None of the members of our compensation committee has been an officer or employee of our company or any of our subsidiaries. No executive officer of our company served in the last fiscal year as a director or member of the compensation committee of another entity one of whose executive officers served as a member of our board or on our compensation committee.

EXECUTIVE COMPENSATION

The following table summarizes, for the fiscal year ended March 31, 2013, the compensation paid to each of our named executives in all capacities in which they served.

FISCAL 2013 SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)		Non-Equity Incentive Plan Compen- sation(3) ($)	Changes in Pension Value and Nonqualified Deferred Compen- sation Earnings(4) ($)	All Other Compen- sation(5) ($)	Total ($)
Jeffrey M. Platt	2013	556,417	148,350	4,224,997	(6)	705,539	395,853	98,141	6,129,297
current President and	2012	450,000	126,914	1,724,310		128,250	339,517	87,327	2,856,318
Chief Executive Officer; former Executive Vice President and Chief Operating Officer	2011	400,625	129,052	1,530,708		0	411,615	99,040	2,571,040

Quinn P. Fanning	2013	360,500	81,338	1,394,969		390,907	118,729	38,966	2,385,409
Executive Vice President and	2012	350,000	124,688	1,724,310		99,750	77,708	74,415	2,450,871
Chief Financial Officer	2011	309,600	99,843	1,184,254		29,583	60,261	75,269	1,758,810

Jeffrey A. Gorski(7)	2013	339,167	77,700	1,972,649	(6)	369,534	—	50,916	2,809,966
Executive Vice President, Chief Operating Officer

Bruce D. Lundstrom	2013	360,500	82,194	1,227,578		390,907	151,343	16,834	2,229,356
Executive Vice President,	2012	350,000	145,469	1,387,635		99,750	87,758	53,934	2,124,546
General Counsel, and Secretary	2011	321,960	103,806	1,231,259		30,757	71,236	53,865	1,812,883

Joseph M. Bennett(8)	2013	274,200	63,820	1,004,396		297,238	340,066	50,926	1,714,427
Executive Vice President, Chief Investor Relations Officer	2012	266,200	79,028	1,115,432		75,867	304,720	79,637	1,920,884

Dean E. Taylor(9)	2013	295,500	33,075	95,799		162,529	953,691	170,458	1,711,052
Chairman, former President and	2012	675,000	297,500	3,605,317		243,000	664,578	256,252	5,741,647
Chief Executive Officer	2011	616,390	259,451	3,351,548		0	1,141,668	234,537	5,603,594

(1)	Represents the individual performance portion of our annual cash incentive program.
(2)	Time-based shares of restricted stock, time-based RSUs, and performance-based shares of restricted stock (which were granted in fiscal 2011) are valued based on the aggregate grant date fair value at the closing sale price per share of our common stock on the date of grant, which, for the performance-based restricted stock, represents both the value at the grant date based upon the probable outcome of the performance conditions as well as the value on the date of grant assuming the highest level of performance will be achieved. However, the grant date fair value of the performance-based RSUs granted in fiscal 2012 and 2013 are valued based on probable outcome of the performance conditions using a Monte Carlo simulation. The maximum value of the performance-based RSUs granted to each named executive (other than Mr. Taylor) in fiscal 2013, measured as of the grant date, would be as follows: Mr. Platt, $2,524,067; Mr. Fanning, $833,276; Mr. Gorski, $1,178,541; Mr. Lundstrom, $733,279; and Mr. Bennett, $599,983. Please see footnote 9 below for information on the equity awards granted to Mr. Taylor in fiscal 2013 under our compensation program for non-employee directors. For information regarding the assumptions made by us in valuing our restricted stock and RSU awards, please see Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013. Please see the “Fiscal 2013 Grants of Plan-Based Awards” table for more information regarding the equity awards we granted in fiscal 2013.
(3)	Represents amounts actually paid to our named executives based on company performance under our Company Performance Executive Officer Annual Incentive Plan.
(4)	Consists of the change from the prior fiscal year in each named executive’s pension value under our qualified Pension Plan and our non-qualified Supplemental Executive Retirement Plan. Both of these plans have been closed to new participants and Mr. Gorski does not participate in either plan.

(5)	For each named executive, this value reflects (i) matching contributions to the company’s 401(k) and Supplemental Savings Plans, (ii) company contributions to the Retirement Plan, and (iii) the total value of all perquisites received during fiscal 2013, each as set forth below:

Name	401(k) Plan and Supplemental Savings Plan Contributions ($)	Retirement Plan Contributions ($)	Perquisites(10),(11) ($)	Total, All Other Compensation ($)
Mr. Platt	22,257	8,438	67,446	98,141
Mr. Fanning	14,420	7,579	16,967	38,966
Mr. Gorski	13,567	1,750	35,599	50,916
Mr. Lundstrom	8,605	7,579	650	16,834
Mr. Bennett	8,580	22,680	19,666	50,926
Mr. Taylor	4,472	7,313	153,403	170,458

Each named executive’s fiscal 2013 “Perquisites” figure is comprised of the following: parking; club memberships (for Mr. Gorski, this figure was $22,826 in fiscal 2013); company-paid executive physicals; financial planning and income tax preparation (for fiscal 2013, this perquisite totaled $17,870 for Mr. Platt, $12,605 for Mr. Fanning, $10,130 for Mr. Gorski, and $12,727 for Mr. Bennett); for each of Messrs. Taylor and Platt, a corporate apartment in Houston during his tenure as chief executive officer (see footnote 10) and personal use of our corporate aircraft (see footnote 11), and $5,000 for Mr. Taylor’s participation in our gift matching program during while he was non-executive chairman. We do not reimburse any executive for tax liability incurred in connection with any perquisite.
(6)	For each of Messrs. Platt and Gorski, this value reflects two equity awards made during the fiscal year—a supplemental grant made in connection with the officer’s promotion at the beginning of the fiscal year and the executive’s annual equity grant, which is granted just prior to the end of the fiscal year. The committee considered the supplemental grant to be part of each executive’s fiscal 2012 award. Please see “Compensation Discussion & Analysis—Compensation Components—Long-Term Equity Compensation” for more information.
(7)	Mr. Gorski joined our company on January 23, 2012 and was promoted to Executive Vice President and Chief Operating Officer on June 1, 2012.
(8)	Mr. Bennett was not a named executive for fiscal 2011.
(9)	Mr. Taylor, who retired from all executive positions but continues to serve as the non-executive chairman of our board, was an employee for two months of fiscal 2013 but participated in our non-employee director compensation program for the remaining ten months of the fiscal year. The amount reported under “Salary” reflects $112,500 paid to Mr. Taylor in salary through May 31, 2012 and $183,000 in directors’ fees paid to him as a director for service from June 1, 2012 through the end of the fiscal year (including amounts contractually due to him under his Retirement and Non-Executive Chairman agreement). In addition, Mr. Taylor did not receive a stock award in fiscal 2013 as an employee; the amount reported under “Stock Awards” reflects the grant date fair value of his pro-rata grant of deferred stock units under the Directors Deferred Stock Units Plan, which were granted to him on March 31, 2013 for board service from June 1, 2012 to March 31, 2013. For more information on the Retirement and Non-Executive Chairman Agreement with Mr. Taylor and the Directors Deferred Stock Units Plan, please see “Compensation Discussion and Analysis—Retirement and Non-Executive Chairman Agreement with Mr. Taylor” and “Director Compensation,” respectively.
(10)	Our chief executive officer divides his time between our New Orleans and Houston offices, and thus we cover the cost of maintaining a corporate apartment in Houston for him. We value this perquisite by subtracting from the actual annual cost of the apartment the estimated amount saved on hotel room expenses for the number of nights the executive spent in Houston. For fiscal 2013, the aggregate incremental cost to the company to provide this benefit to Mr. Platt was $28,860.
(11)	The “All Other Compensation” figures for each of Messrs. Taylor and Platt include the personal use of our company’s airplane. Beginning in fiscal 2013, the compensation committee no longer requires our chief executive to use the corporate airplane for all business and personal travel, and the company will limit personal use of the airplane going forward. However, the compensation committee agreed to permit Mr. Taylor to use the corporate airplane for certain personal trips during fiscal 2013 that were already scheduled at the time he retired. In fiscal 2013, the aggregate incremental cost to the company to provide these benefits was $14,598 for Mr. Platt and $137,700 for Mr. Taylor. These figures are calculated by multiplying the number of hours of personal use by the hourly cost to operate the airplane, adding in incidental expenses.

FISCAL 2013 GRANTS OF PLAN-BASED AWARDS

The following table presents additional information regarding restricted stock unit and non-equity incentive plan awards granted to our named executives during the fiscal year ended March 31, 2013.

Name and Type of Grant	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(3) (#)			All Other Stock Awards: Number of Shares of Stock(4)(#)	Grant Date Fair Value of Stock Awards(5) ($)
		Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Jeffrey M. Platt
Annual Cash Incentive:
Company Performance	—	463,594	1,390,781	(1)
Individual Performance	—	154,531	309,063	(2)
Time-Based RSU Grant(6)	6/1/2012							14,789	666,688
Performance-Based RSU Grant(6)	6/1/2012				3,697	7,394	14,788		433,658
Time-Based RSU Grant	3/27/2013							36,776	1,866,750
Performance-Based RSU Grant	3/27/2013				9,192	18,385	36,770		1,257,902

Quinn P. Fanning
Annual Cash Incentive:
Company Performance	—	256,857	770,569	(1)
Individual Performance	—	85,619	171,238	(2)
Time-Based RSU Grant	3/27/2013							16,418	833,378
Performance-Based RSU Grant	3/27/2013				4,104	8,208	16,416		561,591

Jeffrey A. Gorski
Annual Cash Incentive:
Company Performance	—	242,813	728,438	(1)
Individual Performance	—	80,938	161,875	(2)
Time-Based RSU Grant(6)	6/1/2012							7,764	350,001
Performance-Based RSU Grant(6)	6/1/2012				1,941	3,882	7,764		227,679
Time-Based RSU Grant	3/27/2013							16,418	833,378
Performance-Based RSU Grant	3/27/2013				4,104	8,208	16,416		561,591

Bruce D. Lundstrom
Annual Cash Incentive:
Company Performance	—	256,857	770,569	(1)
Individual Performance	—	85,619	171,238	(2)
Time-Based RSU Grant	3/27/2013							14,448	733,380
Performance-Based RSU Grant	3/27/2013				3,611	7,223	14,446		494,198

Joseph M. Bennett
Annual Cash Incentive:
Company Performance	—	195,368	586,103	(1)
Individual Performance	—	65,123	130,245	(2)
Time-Based RSU Grant	3/27/2013							11,821	600,034
Performance-Based RSU Grant	3/27/2013				2,955	5,910	11,820		404,362

Dean E. Taylor
Annual Cash Incentive:
Company Performance	—	101,250	303,750	(1)
Individual Performance	—	33,750	67,500	(2)
Directors Deferred Stock Unit Grant	3/31/2013							1,897	95,799

(1)

Each of our named executives was eligible to receive a cash bonus under our Company Performance Executive Officer Annual Incentive Plan based on the company’s achievement of annual performance goals. The amount actually paid to each executive for fiscal 2013 pursuant to this program is reflected in the “Fiscal 2013 Summary Compensation Table” under the heading “Non-Equity Incentive Plan Compensation.” Mr. Taylor, who retired from his executive positions on May 31, 2012, was eligible for a pro-rata award for the two months of fiscal 2013 in which he was a company employee, calculated on the basis of actual performance. The Company Performance Executive Officer Annual Incentive Plan provides for a maximum award amount of $3 million per participant.
(2)	Each of our named executives was also eligible to receive a cash bonus under our Individual Performance Executive Officer Annual Incentive Plan based on his individual performance during fiscal year 2013. The amount actually paid to him for fiscal 2013 is included in the “Bonus” column of the “Fiscal 2013 Summary Compensation Table.” Mr. Taylor, who retired from his executive positions on May 31, 2012, was eligible for a pro-rata award for the two months of fiscal 2013 in which he was a company employee, calculated on the basis of actual performance. The Individual Performance Executive Officer Annual Incentive Plan provides for a maximum award of 200% of target.
(3)

Consists of performance-based RSUs payable in shares of common stock at the end of a three-year performance period. These RSUs will vest and pay out following fiscal 2016 upon the committee’s certification, no later than May 31, 2016, of the company’s TSR as measured against that of its peer group for the three-year period from April 1, 2013 to March 31, 2016. The RSU grant and the “target” column above represent the target award (performance at the 50th percentile); however, payout may range between 0%-200% of target. At the threshold performance level (the 37.5th percentile), participants receive 50% of the target award, but if the company’s TSR is equal to or falls below the 25th percentile, all performance-based RSUs will be cancelled. If the company’s performance is equal to or surpasses the 75th percentile, participants will earn the maximum 200%. Payout will be pro-rated for results that fall between any two performance levels.

(4)	For each named executive other than Mr. Taylor, this consists of time-based RSUs, which vest and pay out in shares of common stock one-third per year on the first, second, and third anniversaries of the date of grant. For Mr. Taylor, who became the non-executive chairman of our board immediately following his May 31, 2012 retirement, this figure represents his pro rata award of deferred stock units under the Directors Deferred Stock Units Plan. For more information regarding this plan, please see the section entitled “Director Compensation.”
(5)	Each equity award is valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For the maximum value of each named executive’s fiscal 2013 total equity grant, measured as of the grant date, see footnote 2 to the Summary Compensation Table.
(6)	The committee granted each of Messrs. Platt and Gorski an equity award early in fiscal 2013 in conjunction with his promotion. This award was designed to supplement the executive’s fiscal 2012 award. For more information on these awards, please see “Compensation Discussion & Analysis—Compensation Components—Long-Term Equity Compensation.”

Salary.    Salaries paid to our named executives are set forth in the Fiscal 2013 Summary Compensation Table. For fiscal 2013, salaries paid to each named executive who was serving as an executive at the end of the fiscal year accounted for the following percentages of their total annual compensation (not including changes in pension value and nonqualified deferred compensation earnings): Mr. Platt, 9.7%; Mr. Fanning, 15.9%; Mr. Gorski, 12.1%; Mr. Lundstrom, 17.3%; Mr. Bennett, 16.2%; and Mr. Taylor, 28.4% (salary plus directors’ fees).

Bonus and Non-equity Incentive Plan Compensation.    The bonus and non-equity incentive plan compensation set forth in the tables above reflects annual cash incentive compensation under our Company Performance Executive Officer Annual Incentive Plan and our Individual Performance Executive Officer Annual Incentive Plan. The annual cash incentive compensation is earned based upon EVA, safety performance, and individual performance. The amounts actually earned by each of our named executives are reflected in the Fiscal 2013 Summary Compensation Table, while the Fiscal 2013 Grants of Plan-Based Awards table reports the range of possible outcomes under the plans. The performance goals are discussed in greater detail under the heading “Compensation Discussion and Analysis—Annual Cash Incentive Compensation.”

Restricted Stock Units.    Each year, we provide long-term equity incentives to our executives. In fiscal 2013, these equity incentives consisted of restricted stock units payable in shares of common stock, some of which vest based upon continued service and some of which are subject to both time- and performance-based criteria (the company’s TSR performance over a three-year period relative to a defined peer group). The payout of shares upon vesting of the performance-based RSUs may range between 0-200% of the target award, with all RSUs forfeited if our relative TSR falls in the 25th percentile or lower. Upon certain terminations (death, disability, and, if specifically approved by the committee, retirement on or after age 62), the time-vested RSUs will vest and pay out in shares of common stock as of the date of termination and the executive will be permitted to continue to hold a pro-rata portion of his performance-based RSUs as of the date of termination, to be paid at the end of the performance period based on the level of achievement of the performance metric; however, if the executive’s employment terminates for any other reason, all unvested RSUs will be forfeited as of the date of termination.

During the vesting period, the executives have no ownership rights in the shares of common stock underlying the RSUs. However, we do pay dividend equivalents currently on the time-based RSUs, and the executives accrue dividend equivalents on the performance- based RSUs, which will be paid out or forfeited in tandem with the associated awards. During fiscal 2013, the quarterly dividend rate was $0.25 per share.

Employment Agreements.    None of the named executives has a written employment agreement with the company.

OUTSTANDING EQUITY AWARDS AT MARCH 31, 2013

The following table illustrates the outstanding equity awards held by our named executives as of March 31, 2013.

Name	Option Awards				Stock Awards
	Securities Underlying Unexercised Options				Stock Awards that Have Not Vested			Equity Incentive Plan Awards that Have Not Vested
	Number Exercisable (#)	Number Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units (#)		Market Value(1) ($)	Number of Unearned Shares, Units or Other Rights (#)		Market or Payout Value(1) ($)
Jeffrey M. Platt	13,000	—	55.76	3/29/2016	11,852	(2)	598,526	18,283	(4)	923,292
	6,500	—	57.65	3/21/2017	64,297	(3)	3,246,999	35,326	(5)	1,783,963
	23,263	—	56.71	3/5/2018
	33,388	—	33.83	3/4/2019
	35,864	—	45.75	3/3/2020
Quinn P. Fanning	20,652	—	61.82	7/30/2018	9,167	(2)	462,934	15,060	(4)	760,530
	20,718	—	33.83	3/4/2019	29,150	(3)	1,472,075	17,755	(5)	896,628
	27,705	—	45.75	3/3/2020
Jeffrey A. Gorski					5,000	(2)	252,500	15,566	(5)	786,083
					28,816	(3)	1,455,208
Bruce D. Lundstrom	5,333	—	65.69	9/24/2017	9,532	(2)	481,366	15,660	(4)	790,830
	22,513	—	56.71	3/5/2018	24,694	(3)	1,247,047	14,906	(5)	752,753
	10,773	—	33.83	3/4/2019
	28,813	—	45.75	3/3/2020
Joseph M. Bennett	16,000	—	55.76	3/29/2016	7,644	(2)	386,022	12,553	(4)	633,927
	5,333	—	57.65	3/21/2017	20,057	(3)	1,012,879	12,086	(5)	610,343
	12,739	—	56.71	3/5/2018
	25,898	—	33.83	3/4/2019
	23,088	—	45.75	3/3/2020
Dean E. Taylor	38,935	—	28.05	3/30/2014	25,914	(2)	1,308,657	43,972	(4)	2,220,586
	20,000	—	37.55	3/30/2015	26,621	(3)	1,344,361	19,962	(5)	1,008,081
	55,000	—	55.76	3/29/2016
	20,000	—	57.65	3/21/2017
	61,617	—	56.71	3/5/2018
	89,583	—	33.83	3/4/2019
	79,224	—	45.75	3/3/2020

(1)	The market value of all reported stock awards is based on the closing price of our common stock on the last trading day of fiscal 2012, March 28, 2013, as reported on the NYSE ($50.50).
(2)	Represents shares of time-based restricted stock held by our named executives, which vest as follows:

	Shares of Time-Based Restricted Stock by Vesting Date						Total Unvested Shares
Name	12/31/13 (#)	1/23/14 (#)	3/3/14 (#)	3/16/14 (#)	1/23/15 (#)	3/16/15 (#)
Mr. Platt	—	—	2,390	4,731	—	4,731	11,852

Mr. Fanning	—	—	1,846	3,661	—	3,660	9,167

Mr. Gorski	—	2,500	—	—	2,500	—	5,000

Mr. Lundstrom	—	—	1,920	3,806	—	3,806	9,532

Mr. Bennett	—	—	1,538	3,053	—	3,053	7,644

Mr. Taylor	25,914	—	—	—	—	—	25,914

(3)	Represents time-based RSUs held by our named executives, which vest as follows:

Name	Time-Based Restricted Stock Units by Vesting Date									Total Unvested RSUs
	6/1/13 (#)	12/31/13 (#)	3/14/14 (#)	3/27/14 (#)	6/1/14 (#)	3/14/15 (#)	3/27/15 (#)	6/1/15 (#)	3/27/16 (#)
Mr. Platt	4,930	—	6,366	12,259	4,930	6,366	12,259	4,929	12,258	64,297

Mr. Fanning	—	—	6,366	5,473	—	6,366	5,473	—	5,472	29,150

Mr. Gorski	2,588	—	2,317	5,473	2,588	2,317	5,473	2,588	5,472	28,816

Mr. Lundstrom	—	—	5,123	4,816	—	5,123	4,816	—	4,816	24,694

Mr. Bennett	—	—	4,118	3,941	—	4,118	3,940	—	3,940	20,057

Mr. Taylor	—	26,621	—	—	—	—	—	—	—	26,621

(4)	Represents shares of performance-based restricted stock held by each of our named executives other than Mr. Gorski. Vesting of these awards is contingent upon percentage improvements in return on capital employed (“ROCE”), as measured by the simple average of the previous four fiscal years (“SAROCE”). These performance-based shares will vest as follows:

Grant Date	Vesting Date and Conditions	Shares of Unvested Performance-Based Stock by Vesting Date and Conditions
		Mr. Platt (#)	Mr. Fanning (#)	Mr. Lundstrom (#)	Mr. Bennett (#)	Mr. Taylor (#)
3/5/2009	This is the maximum number of shares that would vest on 5/1/2013 if SAROCE is greater than 10% (fiscal years 2010, 2011, 2012, and 2013). If SAROCE is 10% or less, all shares will be cancelled. For each 1% realized in excess of 10% SAROCE, 20% of these shares will vest, up to a full vesting of all shares at SAROCE of 15% or greater. Proration applies to SAROCE that falls between 10% and 15%. Following the end of fiscal 2013, actual SAROCE for the performance period was determined to have fallen below the 10% threshold, and therefore all of these shares were forfeited as of 5/21/2013.	5,864	5,457	5,675	4,547	16,249

3/3/2010	This is the maximum number of shares that will vest on 5/1/2014 if SAROCE is greater than 10% (fiscal years 2011, 2012, 2013, and 2014). If SAROCE is 10% or less, all shares will be cancelled. For each 1% realized in excess of 10% SAROCE, 20% of these shares will vest, up to a full vesting of all shares at SAROCE of 15% or greater. Proration applies to SAROCE that falls between 10% and 15%.	4,780	3,693	3,841	3,077	10,693

Grant Date	Vesting Date and Conditions	Shares of Unvested Performance-Based Stock by Vesting Date and Conditions
		Mr. Platt (#)	Mr. Fanning (#)	Mr. Lundstrom (#)	Mr. Bennett (#)	Mr. Taylor (#)
3/16/2011	These shares will vest on 5/1/2015 if SAROCE is equal to or greater than 9% (fiscal years 2012, 2013, 2014, and 2015). If SAROCE is less than 9%, all shares will be cancelled.	7,639	5,910	6,144	4,929	17,030
Total Unvested Performance-Based Shares		18,283	15,060	15,660	12,553	43,972

(5)	Represents performance-based RSUs held by our named executives that will vest and pay out in shares of common stock based on the company’s three-year TSR rank relative to a defined peer group. The number of RSUs granted represent the target number of shares, although payout may range between -0-200% of the target award. For more information, please see “Fiscal 2013 Grants of Plan-Based Awards.” These performance-based RSUs will vest as follows:

Grant Date	Vesting Date and Conditions	Shares of Unvested Performance-Based RSUs by Vesting Date and Conditions
		Mr. Platt (#)	Mr. Fanning (#)	Mr. Gorski (#)	Mr. Lundstrom (#)	Mr. Bennett (#)	Mr. Taylor (#)
3/14/2012 and 6/1/2012	Performance period runs from April 1, 2012 to March 31, 2015, with vesting and payout to occur upon the committee’s certification, but no later than 5/31/2015, of the company’s relative TSR rank for that period.	16,941	9,547	7,358	7,683	6,176	19,962

3/27/2013	Performance period runs from April 1, 2013 to March 31, 2016, with vesting and payout to occur upon the committee’s certification, but no later than 5/31/2016, of the company’s relative TSR rank for that period.	18,385	8,208	8,208	7,223	5,910	—

Total Unvested Performance-Based RSUs		35,326	17,755	15,566	14,906	12,086	19,962

FISCAL 2013 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding the number and value of stock options exercised and restricted stock that vested during fiscal 2013 for each of our named executives.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1)($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2)($)
Jeffrey M. Platt	—	—	16,420	776,336
Quinn P. Fanning	—	—	14,601	689,327
Jeffrey A. Gorski	—	—	4,818	245,676
Bruce D. Lundstrom	—	—	13,686	646,280
Joseph M. Bennett	—	—	10,982	446,802
Dean E. Taylor	61,520	1,215,361	37,604	1,749,473

(1)	The value realized on the exercise of stock options is based on the difference between the exercise price and the market price (used for tax purposes) of our common stock on the date of exercise.
(2)	The value realized upon the vesting of restricted stock is based on the closing price of our common stock on the date of vesting (or, if our common stock did not trade that day, then the previous day’s closing price).

FISCAL 2013 PENSION BENEFITS

The following table sets forth information relating to our Pension Plan and our Supplemental Executive Retirement Plan. As described in greater detail below, these plans have been closed to new participants since 2010 and thus Mr. Gorski, who joined our company in 2012, is not eligible to participate in either plan.

Name	Plan Name	Number of years of Credited Service	Present Value of Accumulated Benefits(1)($)	Payments during Last Fiscal Year ($)
Jeffrey M. Platt	SERP	16.5	2,279,783	—
Quinn P. Fanning	SERP	4.7	327,409	—
Bruce D. Lundstrom	SERP	5.5	420,393	—
Joseph M. Bennett	Pension Plan	23.0	784,637	—
	SERP	23.0	1,632,647	—
Dean E. Taylor(2)	Pension Plan	33.9	1,961,676	90,814
	SERP	33.9		13,045,595

(1)	Benefits are assumed to commence at the earliest unreduced retirement age of 62 as a single life annuity, with pay and service as of March 31, 2013. A discussion of the other assumptions used in calculating the present value of accumulated benefits is set forth in Note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013.
(2)	Following his May 31, 2012 retirement from all executive positions, Mr. Taylor began receiving distributions from the Pension Plan and also received the payout of his entire SERP balance.

Although both are now closed to new participants, we sponsor a defined benefit pension plan (“Pension Plan”) and a Supplemental Executive Retirement Plan (“SERP”) covering eligible employees of our company and participating subsidiaries. As our Pension Plan is now frozen, each of our named executives who is currently employed by the company and its participating subsidiaries is allowed to participate in our defined contribution plan, the Tidewater Retirement Plan (“Retirement Plan”). The SERP provides certain benefits to participating officers that the Pension Plan or Retirement Plan is prevented from providing because of compensation and benefit limits in the Internal Revenue Code. The Pension Plan and the SERP are referred to together as the “Pension Program.”

Messrs. Bennett and Taylor are the only named executives who are participants in the Pension Plan, while all our named executives except Mr. Gorski participate in the SERP (although, as noted in the table above, Mr. Taylor’s participation in the SERP ended following his termination of employment).

An executive officer’s benefits under the Pension Program are based on his highest average of 5 consecutive calendar years of gross pay over the last 10 years (“final average pay”) prior to his retirement. Upon normal retirement at age 65, an officer participating in the Pension Program receives a monthly benefit equal to the sum of (i) 2% of the portion of final average pay that exceeds Social Security covered compensation, times years of service up to a maximum of 35, plus (ii) 1.35% of the portion of final average pay that does not exceed Social Security covered compensation, times years of service up to a maximum of 35, plus (iii) 1% of final average pay times years of service in excess of 35 years. A retired executive officer can elect to receive his Pension Plan benefit under a normal form of annuity or in an optional annuity form, including an option to receive a life annuity with a guaranteed number of monthly payments. Under the SERP, executive officers were given the opportunity prior to the end of 2008 to elect a lump sum payout upon retirement reduced to reflect the present value of monthly payments. Executive officers who became eligible for participation in the SERP after the end of 2008 but before it was closed to new participants in 2010 were given the opportunity to elect the time and form of payment within the first 30 days of becoming eligible. SERP benefits become fully vested and are paid out in a lump sum upon a change of control of our company.

Early retirement benefits are available upon retirement after attaining age 55 and completing 10 years of service. There is no reduction for benefits that begin at age 62 or later. For retired employees electing commencement between age 55 and 62, the reduction is 5% per year for each year prior to age 62. Mr. Bennett is currently eligible for early retirement. An executive officer may select a life annuity or an equivalent optional form of settlement. However, SERP benefits are paid in a lump sum upon a change of control.

Employees who have completed five years of service are 100% vested in their Pension Program benefits. Therefore, Mr. Bennett, who has 23 years of service as of March 31, 2013, is fully vested under the Pension Program. Effective December 31, 2010, no further benefits will be accrued under the Pension Plan, and therefore Mr. Bennett will earn benefits under the Retirement Plan.

Since Messrs. Platt, Fanning, Gorski, and Lundstrom are not eligible to participate in the Pension Plan, each of them, when eligible, will receive a SERP benefit equal to the actuarial equivalent of the excess of (i) the benefit which could have been payable as a monthly single life annuity under the Pension Program, described above, if they had been eligible to Participate in the Pension Plan less (ii) a hypothetical Retirement Plan benefit based upon a monthly single life annuity. The hypothetical Retirement Plan benefit is the executive’s actual Retirement Plan account balance as of the date he became an officer with increases based upon certain assumptions including an annual contribution of 3% of eligible compensation and interest at 6%, compounded annually.

Although the SERP has been closed to new participants effective March 4, 2010, SERP benefits will continue to accrue for existing participants.

FISCAL 2013 NON-QUALIFIED DEFERRED COMPENSATION

The following table summarizes the compensation our named executives have deferred under our Supplemental Savings Plan.

Name	Executive Contributions in Last FY(1)($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 3/31/13(3)($)
Jeffrey M. Platt	82,533	16,507	142,084	—	1,466,564
Quinn P. Fanning	11,630	5,815	4,674	7,429	40,442
Jeffrey A. Gorski	16,208	6,417	1,462	—	24,087
Bruce D. Lundstrom	—	—	—	—	—
Joseph M. Bennett	—	—	—	—	—
Dean E. Taylor	7,775	2,992	213,473	458,842	2,619,182

(1)	All amounts reported in this column are also included in the fiscal 2013 row of the column entitled “Salary” in the “Fiscal 2013 Summary Compensation Table.”
(2)	All amounts reported in this column are also included in the fiscal 2013 row of the column entitled “All Other Compensation” in the “Fiscal 2013 Summary Compensation Table.”
(3)	Of the amounts reported in this column, the following aggregate amounts were included in the “Fiscal 2013 Summary Compensation Table” for fiscal years ended 2011, 2012, and 2013: Mr. Platt, $231,408; Mr. Fanning, $26,716; Mr. Gorski, $16,208; and Mr. Taylor, $44,129.

Our Supplemental Savings Plan allows certain officers and other designated participants who earn over the qualified 401(k) plan limits to participate in the Supplemental Savings Plan and to receive company contributions. A participant is permitted to contribute an aggregate of between 2% and 75% of base salary to the 401(k) plan and the Supplemental Savings Plan. In addition, a participant may defer up to 100% (in 25% increments) of his bonus compensation. The company makes a 50% matching contribution of up to 8% of salary contributed to the 401(k) plan and the Supplemental Savings Plan. The participant’s contribution and the company’s matching contribution are invested as instructed by the participant in one or more investment funds offered through the Supplemental Savings Plan for fiscal 2013. The annual rate of return for these funds for fiscal 2013 was as follows:

Fund	One Year Total Return
AMERICAN EUROPACIFIC GROWTH FUND (CLASS R SHARES)	9.54%
BLACKROCK EQUITY DIVIDEND FUND (CLASS I)	12.59%
BLACKROCK S & P 500 STOCK FUND (CLASS I SHARES)	13.84%
FIDELITY ADVISOR SMALL CAP FUND (CLASS A SHARES)	7.24%
FRANKLIN MUTUAL GLOBAL DISCOVERY FUND (CLASS Z SHARES)	14.51%
LORD ABBETT SMALL CAP VALUE FUND (CLASS I SHARES)	12.28%
MFS TOTAL RETURN FUND (CLASS R4)	11.39%
JP MORGAN GOVERNMENT BOND SELECT FUND (CLASS SELECT)	4.13%
MUNDER MIDCAP CORE GROWTH FUND (CLASS Y SHARES)	14.97%
PERKINS MID CAP VALUE FUND (CLASS I SHARES)	11.56%
PIMCO TOTAL RETURN FUND (CLASS I SHARES)	7.92%
T ROWE PRICE NEW AMERICAN GROWTH FUND	9.24%
MERRILL LYNCH READY ASSETS PRIME MONEY FUND	0.00%

The Supplemental Savings Plan is unfunded, but the company has established a rabbi trust to set aside funds for the payment of benefits. The amounts deposited in this trust are subject to the claims of the company’s creditors. Benefits are generally paid out following termination of employment, and a participant can elect to have distributions made in approximately equal annual installments over a period not to exceed ten years or in a lump sum. The benefit will be paid in a lump sum upon a change of control of the company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following information and table set forth the amount of payments to each of our named executives in the event of a termination of employment as a result of a voluntary termination, normal and early retirement, death, disability, termination with or without cause, and termination following a change in control. The table also sets forth the amount of payments to each of our named executives in the event of a change of control without a termination of employment. The amounts paid to Mr. Taylor in connection with his retirement are detailed below under “Amounts Paid to Mr. Taylor upon Retirement,” while our contractual arrangements with him for continued service as non-executive chairman are detailed in the section entitled, “Compensation Discussion and Analysis—Retirement and Non-Executive Chairman Agreement with Mr. Taylor.”

We do not have employment agreements with any of our executives. We do have change of control agreements with each of our named executives (except Mr. Taylor, whose agreement terminated upon his retirement) that provide for payments and benefits in the event of a termination of employment following a change of control of the company. The change of control agreements are described in detail below.

Assumptions and General Principles.    The following assumptions and general principles apply with respect to the following table and any termination of employment of a named executive.

•

The amounts shown in the table assume that the date of termination of employment of each named executive was March 31, 2013. Accordingly, the table reflects amounts payable to our named executives as of March 31, 2013 and includes estimates of amounts that would be paid to the named executive upon the occurrence of a termination or change in control. The actual amounts that would be paid to a named executive can only be determined at the time of the termination or change in control.

•

If a named executive is employed on March 31 of a given year, that executive will generally be entitled to receive an annual cash bonus for that year pursuant to our Executive Officer Annual Incentive Plan. Even if a named executive resigns or is terminated with cause at the end of the fiscal year, the executive may receive an incentive bonus, because the executive had been employed for the entire fiscal year. This payment is not a severance or termination payment, but is a payment for services provided over the course of the year and is not included in the table. The officer would not receive a pro rata bonus payment under these circumstances if employment terminated prior to the end of the year.

•

A named executive may exercise any stock options that are vested and exercisable prior to the date of termination and is entitled to receive unrestricted shares of common stock with respect to any restricted stock and RSU awards that vested prior to the date of termination. In addition, the vesting of options, restricted stock, and time-vested RSUs is accelerated upon a change of control of our company, and the vesting of restricted stock and time-vested RSUs is accelerated upon death or disability. The value of these accelerated awards is reflected in the table, as well as the value of vested unexercised options.

•

A named executive will be entitled to receive all amounts accrued and vested under our retirement and savings programs including any pension plans and deferred compensation plans in which the named executive participates. These amounts will be determined and paid in accordance with the applicable plan, and benefits payable under the non-qualified plans in which the named executives participate are also reflected in the table. Qualified retirement plan benefits payable under our Pension Plan, Retirement Plan, and 401(k) Plan are not included.

Normal and Early Retirement and Termination Without Cause.    A named executive is eligible to elect normal retirement at age 65 and early retirement after attaining age 55 and completing 10 years of service. Upon normal retirement at age 65 or later and after completing at least five years of service, or upon early retirement at age 55 or later and after completing at least ten years of service or upon termination of the named executive’s employment by the company without cause, a named executive may receive benefits under the Executive Officer Annual Incentive Plan. The compensation committee may determine to pay any positive balance in the named executive’s bonus bank, and a pro rata bonus for the fiscal year in which termination occurs based upon the performance criteria in effect for such year and the percentage of salary applicable to such named executive’s bonus, but applied to the actual salary amount paid to the named executive for the portion of the year that the participant was employed.

Death and Disability.    Upon death or disability, a named executive, or his estate, as the case may be, will receive any positive balance in the named executive’s bonus bank under the Executive Officer Annual Incentive Plan and a pro rata bonus for the fiscal year in which termination occurs based upon the performance criteria in effect for such year and the percentage of salary applicable to such named executive’s bonus, but applied to the actual salary amount paid to the named executive for the portion of the year that the participant was employed. Upon death or termination due to disability, all shares of restricted stock will immediately vest and become unrestricted, and all time-based RSUs will vest and pay out in an equivalent number of shares of common stock. Each named executive (or his estate, if applicable) will be permitted to retain a pro-rated number of performance-based RSUs that will then pay out as scheduled at the end of the performance period to the extent the performance metric is met for the whole period. The amounts set forth in the table for restricted stock and RSUs reflect the number of shares of restricted stock for which the vesting would accelerate, or the number of shares that would be received upon the vesting and payout of RSUs, multiplied by the closing price of our common stock on March 31, 2013.

Voluntary Termination and Termination for Cause.    A named executive is not generally entitled to receive any additional forms of severance payments or benefits upon his voluntary decision to terminate employment with the company prior to being eligible for retirement or upon termination for cause. Any named executive who voluntarily terminates his employment with the company or is terminated by the company for cause would forfeit his bonus bank balance and would not receive a pro rata bonus, unless otherwise determined by the compensation committee. The compensation committee has not in the past determined to make payments under these circumstances and, accordingly, no bonus amounts are included in the “Estimated Payments on Termination or Change in Control” for a voluntary termination or a termination for cause.

Change of Control.    Upon the occurrence of a change of control, as generally defined below, all outstanding stock options will immediately vest and become exercisable, all shares of restricted stock will immediately vest and become unrestricted, and all time-based RSUs will vest and pay out in an equivalent number of shares of common stock. Named executives would be permitted to continue to hold their performance-based RSUs, which would vest and pay out as scheduled at the end of the performance period to the extent the performance metric is met. Amounts reflected for stock options in the table below reflect the difference, if any, between the closing price of our common stock on March 31, 2013 and the exercise price for each option for which vesting would accelerate. The amounts set forth in the table for restricted stock and RSUs reflect the number of shares of restricted stock for which the vesting would accelerate, or the number of shares that would be received upon the vesting and payout of RSUs, multiplied by the closing price of our common stock on March 31, 2013.

We have entered into change of control agreements with each of our named executives. Each named executive’s agreement renews annually on January 1, unless the compensation committee gives notice during the previous year that the agreement will not be renewed (by June 30 for Mr. Gorski and by March 31 for all other named executives). Generally, pursuant to these agreements, a change of control occurs:

(a) upon the acquisition by any person or entity of beneficial ownership of 30% or more of the outstanding shares of the company’s common stock, or 30% or more of the combined voting power of the company’s then outstanding securities (other than (i) acquisitions of common stock directly from the company, (ii) acquisitions of common stock by the company or its subsidiaries, (iii) any acquisition of common stock by any employee benefit plan (or related trust) sponsored or maintained by the company or any corporation controlled by the company, or (iv) any acquisition of common stock by any corporation in connection with a business transaction as proscribed in the agreement);

(b) if a majority of the company’s incumbent board of directors are replaced except in specific circumstances;

(c) upon the consummation of a reorganization, merger or consolidation (including a merger or consolidation of the company or any direct or indirect subsidiary of the company), or sale or other disposition of all or substantially all of the assets of the company (a “Business Combination”), in each case, unless, immediately following such Business Combination, (i) the voting securities of the company immediately prior to the Business Combination represent more than 50% of the combined voting power of the then-outstanding voting securities of the entity resulting from the transaction, (ii) except to the extent that such ownership existed prior to the Business Combination, no person beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 30% or more of the combined voting power of the then outstanding voting securities of such corporation, and (iii) at least a majority of the members of the board of directors of the corporation resulting from the Business Combination were members of the incumbent board of the company at the time of initiating the Business Combination; or

(d) approval by the stockholders of the company of a complete liquidation or dissolution of the company.

The change of control agreements provide that upon a termination of employment following a change in control (other than termination for cause or by reason of death or disability) or if the named executive terminates his employment in certain circumstances defined in the agreement which constitutes “good reason,” in addition to the accelerated vesting of stock options and restricted stock described above, each will receive a lump sum payment equal to three times the officer’s base salary at termination, plus a payment equal to three times the greater of the average of his last three bonuses or the target bonus for which the officer is eligible within the following twelve months. The change of control agreements also provide for a pro-rated bonus assuming performance at the target level for the portion of the year prior to termination. Also, the officer will be entitled to continued life and health insurance benefits for thirty-six months following the date of termination. The officer will immediately become fully vested in his benefits under each of our supplemental or excess retirement plans in which the officer participated. All benefits under each of our supplemental or excess retirement plans will be paid out in a lump sum upon the change of control. In addition, we will increase the payout by an amount equal to the additional benefits to which the officer would have been entitled under any of our qualified or non-qualified defined benefit or defined contribution plans, as if the officer had continued to participate in such plans for three years following the change of control.

The change of control agreements of Messrs. Fanning and Lundstrom have terms that differ from the terms of our change of control agreements with Messrs. Platt, Gorski, and Bennett. The agreements of Messrs. Fanning and Lundstrom:

•	do not provide additional compensation credit for purposes of calculating the SERP benefit payout;

•	include a gross-up payment to cover any excess parachute payment tax; and

•

do not include within the definition of a “good reason” termination necessary to trigger a severance benefit a situation where the officer does not have a commensurate position following the change of control with the corporation resulting from a business combination. If the resulting corporation is controlled by a parent entity, “good reason” would not exist simply because the named executive did not have a commensurate position with the parent entity.

The agreements of Messrs. Platt, Gorski, and Bennett:

•	do provide additional compensation credit in calculating the SERP payment amount (except for Mr. Gorski, who is not a SERP participant);

•	do not include a parachute payment excise tax gross-up; and

•	do include within the definition of “good reason” a situation where the officer does not have a commensurate position with the ultimate parent company after the change of control.

As noted previously, Mr. Taylor’s change of control agreement terminated as of May 31, 2012, his retirement date. The company did not materially amend any existing change of control agreements in fiscal 2013.

In addition, the committee has determined that any new change of control agreements will not provide parachute payment excise tax gross-ups.

Amounts Paid to Mr. Taylor upon Retirement.    Mr. Taylor retired from all executive positions with the company on May 31, 2012, although he continues to serve as the non-executive chairman of our board under an agreement described under “Compensation Discussion and Analysis—Retirement and Non-Executive Chairman Agreement with Mr. Taylor.” Following his retirement, Mr. Taylor began receiving payments under our Pension Plan and our Supplemental Savings Plan (a total of $90,814 and $458,842, respectively, during fiscal 2013) and also received a lump sum payout of his entire SERP balance (in the amount of $13,045,595).

ESTIMATED PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

The following table summarizes the amounts that would be payable to our named executives under various termination or change in control scenarios, if those events had occurred on the last day our 2013 fiscal year (March 31, 2013). Because Mr. Taylor was not an executive officer at the end of our fiscal year, he is not included in this chart. Details of all amounts paid to Mr. Taylor in connection with his retirement are included above under “Amounts Paid to Mr. Taylor upon Retirement.” In addition, a description of our post-employment contractual arrangements with Mr. Taylor may be found in the section entitled, “Compensation Discussion and Analysis – Retirement and Non-Executive Chairman Agreement with Mr. Taylor.”

Event	J.M. Platt	Q.P. Fanning	J.A. Gorski	B.D. Lundstrom	J.M. Bennett
Normal and Early Retirement and Termination without Cause
Prorated annual incentive	$853,889	$472,245	$447,234	$473,101	$361,148
Subtotal—Termination-Related Benefits	$853,889	$472,245	$447,234	$473,101	$361,148

Vested stock options	$727,099	$476,968	$0	$316,448	$541,388
SERP	$2,279,783	$327,409	$0	$420,393	$1,632,647
Supplemental Savings Plan	$1,466,564	$40,442	$24,087	$0	$0
Total	$5,327,335	$1,317,064	$471,321	$1,209,942	$2,535,183

Death or Disability
Prorated annual incentive	$853,889	$472,245	$447,234	$473,101	$361,148
Accelerated vesting of equity awards	$3,845,525	$1,935,009	$1,707,708	$1,728,413	$1,398,850
Subtotal—Termination-Related Benefits	$4,699,414	$2,407,254	$2,154,942	$2,201,514	$1,759,998

Vested stock options	$727,099	$476,968	$0	$316,448	$541,388
SERP	$2,279,783	$327,409	$0	$420,393	$1,632,647
Supplemental Savings Plan	$1,466,564	$40,442	$24,087	$0	$0
Total	$9,172,860	$3,252,073	$2,179,029	$2,938,355	$3,934,033

Change in Control with Termination
Prorated annual incentive	$853,889	$472,245	$447,234	$473,101	$361,148
Accelerated vesting of equity awards	$3,845,525	$1,935,009	$1,707,708	$1,728,413	$1,398,850
Cash severance payment	$3,705,000	$1,907,607	$2,077,425	$1,934,383	$1,603,001
Continued benefits and additional retirement plan credit	$912,434	$222,332	$118,011	$130,861	$226,107
Tax gross-up	$0	$3,886,001	$0	$3,696,709	$0
Subtotal—Termination-Related Benefits	$9,316,848	$8,423,194	$4,350,378	$7,963,467	$3,589,106

Vested stock options	$727,099	$476,968	$0	$316,448	$541,388
SERP	$2,279,783	$327,409	$0	$420,393	$1,632,647
Supplemental Savings Plan	$1,466,564	$40,442	$24,087	$0	$0
Total	$13,790,294	$9,268,013	$4,374,465	$8,700,308	$5,763,141

Change in Control (No Termination)
Accelerated vesting of equity awards	$3,845,525	$1,935,009	$1,707,708	$1,728,413	$1,398,850
Total	$3,845,525	$1,935,009	$1,707,708	$1,728,413	$1,398,850

Voluntary Termination and Termination with Cause (No Termination-Related Benefits)
Vested stock options	$727,099	$476,968	$0	$316,448	$541,388
SERP	$2,279,783	$327,409	$0	$420,393	$1,632,647
Supplemental Savings Plan	$1,466,564	$40,442	$24,087	$0	$0
Total	$4,473,446	$844,819	$24,087	$736,841	$2,174,035

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued under equity compensation plans as of March 31, 2013:

Equity Compensation Plan Information as of March 31, 2013

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($/sh)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (#)
Equity compensation plans approved by security holders	1,556,275	$46.24	502,623	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	1,556,275	$46.24	502,623

(1)	All such shares remain available for issuance as stock options, stock appreciation rights, restricted stock, restricted stock units, or other stock-based awards under our 2006 Stock Incentive Plan and our 2009 Stock Incentive Plan.

PROPOSAL TO APPROVE

THE TIDEWATER INC. EXECUTIVE OFFICE ANNUAL INCENTIVE PLAN

(PROPOSAL 3)

The Tidewater Inc. Executive Officer Annual Incentive Plan (the “Plan”) is designed to provide financial incentives to our executive officers to make significant, objectively measurable contributions to the overall performance and growth of the company. The Plan also is intended to strengthen our ability to attract and retain members of the executive officer group. The Plan is summarized below and the full text of the Plan is attached to this proxy statement as Appendix B. Because this is a summary, it may not contain all the information that you may consider to be important. You should read Appendix B carefully before you decide how to vote on this proposal.

Purpose of the Proposal

Under Section 162(m) of the Code, we may not deduct more than $1 million per year for compensation paid or accrued to our chief executive officer or the next three most highly compensated executive officers of our company (other than our chief financial officer). An exception from the $1 million per officer limitation is available for compensation that satisfies the stockholder approval and other requirements provided in Section 162(m) for qualified performance-based compensation. The purpose of submitting the terms of the Plan to the stockholders is to qualify the annual incentive bonus to be paid to each participating executive officer as performance-based compensation that will be excluded from the $1 million limit on tax deductible compensation under Section 162(m).

The Plan is virtually identical to our predecessor Executive Officer Annual Incentive Plan (the “2008 Plan”). The 2008 Plan was approved by stockholders at our 2008 annual meeting and was in effect from April 1, 2008 until March 31, 2013. For plans that permit a company’s compensation committee to select the goals for a given performance period from a list of stockholder-approved goals, Section 162(m) requires that the stockholders re-approve the plan and its goals at least every five years. We expect that the Plan will be in effect from April 1, 2013 to March 31, 2018.

Terms of the Plan

Administration of the Plan.    If approved at the annual meeting, the Plan will be administered by the compensation committee of our board, which will have the power to designate participants, establish performance goals and objectives, adopt appropriate regulations, certify as to the achievement of performance goals, and make all determinations necessary for the administration of the Plan.

Eligibility.    Any executive officer of the company may be designated by our compensation committee as a participant in the Plan for a given year. We currently have five executive officers who are eligible to participate in the Plan. Our compensation committee will designate on or before June 29 of each fiscal year the executive officers who will participate in the Plan that year. For fiscal 2014, each of our named executives (other than Mr. Taylor, who is no longer an executive officer) has been named as a participant in the Plan.

Incentive Bonus.    Under the Plan, each participant will be eligible to earn a specified bonus amount based upon the achievement of pre-established quantitative performance goals. The compensation committee will set the range of bonus awards for each participant, stated as a percentage of the participant’s base salary in effect at the beginning of the fiscal year. The participant’s actual bonus will depend on the degree to which the objective performance goals are achieved. The amount of the bonus will be objectively determinable.

The participants and the performance goals for each year must be established prior to June 29 of that year. The performance measures currently used under the Plan are economic value added (“EVA”) and safety. These same criteria may be used in the future or the compensation committee may select from one or more of the criteria relating to our company or one or more of its divisions, subsidiaries, or lines of business: an economic value-added measure; safety; earnings per share; stockholder return or total stockholder return; earnings or earnings before interest, taxes and amortization; stock price; return on equity; return on total capital; return on invested capital; return on assets or net assets; revenue; reduction of expenses; cash flow; income or net income; operating income or net operating income; operating profit or net operating profit; operating margin or profit margin; return on operating revenue; or market segment share. For any performance period, the performance goals may be measured on an absolute basis or relative to a group of peer companies selected by the compensation committee, relative to internal goals or industry benchmarks, or relative to levels attained in prior years. Performance measurements may be adjusted as specified under the Plan to exclude the effect of non-recurring transactions, changes in accounting standards, extraordinary items or discontinued operations. The compensation committee may also specify other annual adjustments on or before June 29 of each year.

For each year that the Plan is in effect, the compensation committee may change the performance goals to other performance goals permitted under the Plan. Each year, the compensation committee will also supplement the terms of the Plan as necessary to set forth the terms applicable to the particular performance criteria, goals and formula set for the particular year.

No participant may be paid a bonus under the Plan of more than $3,000,000 for any fiscal year. Our compensation committee has discretion to decrease but not increase the amount of the bonus paid to a participant from the amount that is payable under the terms of the pre-established quantitative criteria for the applicable year. Prior to the payment of annual bonuses under the Plan, our compensation committee must certify that the performance goals and the applicable conditions to the payment of the bonus have been met.

Termination of Employment.    A participant must be employed at the end of a fiscal year in order to receive a bonus under the Plan, except that the applicable formula may be applied on a pro rata basis in the case of death, disability, retirement or other special circumstances.

Amendment to the Plan.    Our compensation committee may amend, suspend, or terminate the Plan at any time. Any amendment or termination of the Plan shall not, however, affect the right of a participant to receive any earned bonus for a completed fiscal year that has not yet been paid. Stockholder approval of certain amendments will be necessary to meet the requirements of Section 162(m).

Term of the Plan.    The Plan applies to each of the five fiscal years during the period beginning April 1, 2013 and ending March 31, 2018, unless terminated earlier by the compensation committee.

Bonuses to be Paid.    If the Plan is not approved at the annual meeting, the annual incentive bonuses proposed to be paid under the Plan will not be paid, but participants will instead be permitted to participate in other bonus arrangements in order to provide total compensation commensurate with their responsibilities, such as the Management Annual Incentive Plan. Nothing in the Plan precludes our board or its committees from making additional payments or special awards in their discretion outside of the Plan that may not qualify as performance-based compensation under Section 162(m).

Plan Benefits

For information as to the bonuses that would have been paid to the named executives under the Plan for the last fiscal year if the Plan had been in effect, please see the amounts reflected in the non-equity plan compensation column included in the Summary Compensation Table under “Executive Compensation.”

Vote Required

Approval of the Plan requires the affirmative vote of the holders of at least a majority of the voting power present in person or represented by proxy at the annual meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” APPROVAL OF THE

TIDEWATER INC. EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN.

AUDIT COMMITTEE REPORT

The audit committee is currently comprised of five directors, all of whom are independent, as defined by SEC rules and the NYSE’s listing standards. We operate under a written charter approved by our committee and adopted by the board, which is available under “Committee Charter” in the “About Tidewater” section of our website at http://www.tdw.com. Our primary function is to assist the board in its oversight of: (1) the integrity of the financial statements, reports and other financial information provided by the company to any governmental or regulatory body, the public or other users thereof; (2) the company’s compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; (4) the performance of the company’s internal audit function and independent registered public accounting firm; and (5) the company’s systems of disclosure controls and procedures and internal controls over financial reporting.

We oversee the company’s financial reporting process on behalf of the board. Our responsibility is to monitor this process, but we are not responsible for developing and consistently applying the company’s accounting principles and practices, preparing and maintaining the integrity of the company’s financial statements and maintaining an appropriate system of internal controls, auditing the company’s financial statements and the effectiveness of internal control over financial reporting, or reviewing the company’s unaudited interim financial statements. Those are the responsibilities of management and the company’s independent registered public accounting firm, respectively.

During fiscal 2013, management assessed the effectiveness of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We reviewed and discussed with management and Deloitte & Touche LLP, the company’s independent registered public accounting firm (“Deloitte & Touche”) management’s report on internal control over financial reporting and Deloitte & Touche’s report on their audit of the company’s internal control over financial reporting as of March 31, 2013, both of which are included in the company’s annual report on Form 10-K for the year ended March 31, 2013.

Appointment of Independent Registered Public Accounting Firm; Financial Statement Review

In September 2012, in accordance with our charter, we appointed Deloitte & Touche as the company’s independent registered public accounting firm for fiscal 2013. We have reviewed and discussed the company’s audited financial statements for fiscal year 2013 with management and Deloitte & Touche. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and Deloitte & Touche provided an audit opinion to the same effect.

We have received from Deloitte & Touche the written disclosures required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the company’s independent registered public accounting firm’s independence, and we have discussed with them their independence from the company and management. We have also discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, we have discussed with Deloitte & Touche the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls as they considered necessary to support their opinions on the financial statements and on the internal control over financial reporting for fiscal year 2013, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. Deloitte & Touche also met with us without management being present to discuss these matters.

Based on the review and discussions referred to above, the audit committee recommended to the board (and the board has approved) that the audited financial statements be included in our company’s Annual Report on Form 10-K for the year ended March 31, 2013, for filing with the SEC. The audit committee has selected Deloitte & Touche as the company’s independent registered public accounting firm for fiscal year 2014, and that selection is being presented to the stockholders for ratification at the annual meeting.

Audit Committee:

Jon C. Madonna, Chairman

M. Jay Allison

J. Wayne Leonard

Richard A. Pattarozzi

Cindy B. Taylor

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees and Related Disclosures for Accounting Services

The following table lists the aggregate fees and costs billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates to our company for the fiscal year ended March 31, 2012 and the fiscal year ended March 31, 2013.

	Amount Billed
	Fiscal Year Ended March 31, 2012	Fiscal Year Ended March 31, 2013
Audit Fees(1)	$1,383,460	$1,385,160
Audit-Related Fees(2)	$80,550	$79,550
Tax Fees(3)	$47,800	$72,800
All Other Fees	$0	$0

Total	$1,511,810	$1,537,510

(1)	Relates to services rendered in connection with auditing our company’s annual consolidated financial statements for each applicable year and reviewing our company’s quarterly financial statements. Also includes services rendered in connection with statutory audits and financial statement audits of our subsidiaries.
(2)	Consists of financial accounting and reporting consultations and employee benefit plan audits.
(3)	Consists of United States and foreign corporate tax compliance services and consultations.

The audit committee has determined that the provision of services described above is compatible with maintaining the independence of the independent auditors.

Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve the scope of all audit services, audit-related services and other services permitted by law provided by our independent registered public accounting firm. Audit services and permitted non-audit services must be pre-approved by the full audit committee, except that the chairman of the audit committee has the authority to pre-approve any specific service if the total anticipated cost of such service is not expected to exceed $25,000, and provided the full audit committee ratifies the chairman’s approval at its next regular meeting. All fiscal 2013 non-audit services were pre-approved by the audit committee.

PROPOSAL FOR THE RATIFICATION OF

SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 4)

The audit committee of our board has selected Deloitte & Touche LLP (“Deloitte & Touche”) as the company’s independent registered public accounting firm to audit the financial statements of the company for the fiscal year ending March 31, 2014. Proxies solicited hereby will be voted to ratify that selection unless stockholders specify otherwise in their proxies. If the stockholders do not ratify the appointment of Deloitte & Touche by the affirmative vote of the holders of a majority of our common stock present in person or by proxy at the meeting and entitled to vote, the audit committee will reconsider the selection of the independent auditors.

Representatives of Deloitte & Touche are expected to be present at the 2013 annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2014.

STOCKHOLDER PROPOSALS

Our stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission and our bylaws.

We did not receive any stockholder proposals for the 2013 annual meeting and, pursuant to our bylaws, the deadline has passed for any stockholder to properly bring a matter before the meeting.

If you want us to consider including a proposal in next year’s proxy statement, you must deliver the proposal in writing to our Secretary at 601 Poydras Street, Suite 1500, New Orleans, Louisiana 70130 by February 28, 2014.

If you want to present a proposal at next year’s annual meeting but do not wish to have the proposal included in our proxy statement, you must submit it in writing to our Secretary, at the above address, no earlier than April 23, 2014 and no later than May 18, 2014, in accordance with the specific procedural requirements set forth in our bylaws. If you would like a copy of these procedures, please contact our Secretary, or access “Corporate Governance” in the “About Tidewater” section of our website at http://www.tdw.com to review our bylaws. Failure to comply with our bylaw procedures and deadlines may preclude presentation of the matter at the meeting.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Our practice has been that any transaction or relationship involving a director or executive officer which would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC will be reviewed and approved, or ratified, by our audit committee.

We currently have two such relationships. Dean E. Taylor, our former chief executive officer and current non-executive chairman of the board, is a lender to Kennedy Marine, Inc., a marine equipment supplier and service provider (“Kennedy Marine”). During fiscal 2013, we paid Kennedy Marine, Inc. approximately $308,507 to design and install firefighting equipment on two company vessels. Mr. Taylor does not play any role in either the decision of whether to purchase goods and services from Kennedy Marine or the determination of the prices to be paid for such goods and services. The audit committee has reviewed and approved our relationship with Kennedy Marine.

In addition, Cindy B. Taylor, a director of Tidewater, is the Chief Executive Officer of Oil States International, Inc. (“Oil States”). Oil States and its affiliates provide us with vessel parts and supplies, vessel labor, and similar goods and services. The amount we pay to Oil States for such services in a given fiscal year is, and historically has been, substantially less than 1% of Oil States’ annual revenues. During fiscal 2013, our company paid Oil States or its affiliates approximately $47,923 for these services. The audit committee, with Ms. Taylor abstaining, has reviewed and approved our relationship with Oil States. We anticipate that our company will continue to purchase goods and services from Oil States during fiscal 2014.

The audit committee also reviews and investigates any matters pertaining to the integrity of management and directors, including conflicts of interest, or adherence to standards of business conduct required by our policies.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and beneficial owners of more than 10% of our common stock to file certain beneficial ownership reports with the SEC. To our knowledge, based on our review of copies of reports received by us and written representations by certain reporting persons, we believe that during fiscal year 2013, all Section 16(a) filing requirements applicable to our officers, directors, and 10% stockholders were complied with in a timely manner, except for the following three transactions: one Form 4 for each of Mr. Day and Mr. Taylor, reporting the receipt of deferred stock units from the company on March 31, 2013, and one Form 4 for Mr. Gorski, reporting the withholding of shares to pay taxes on the vesting of his restricted stock.

OTHER MATTERS

Our board knows of no business, other than as described in this proxy statement, which will be presented for consideration by the company’s stockholders at the meeting. The enclosed proxy will confer discretionary authority with respect to any other matters that may properly come before the meeting or any adjournment thereof. It is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on any such matter.

By Order of the Board of Directors

BRUCE D. LUNDSTROM
Executive Vice President, General Counsel
and Secretary

New Orleans, Louisiana

June 28, 2013

PLEASE COMPLETE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY ALSO VOTE BY TELEPHONE OR ONLINE USING THE INSTRUCTIONS ON YOUR PROXY CARD OR VOTING INSTRUCTION FORM.

APPENDIX A

Companies Included in Fiscal 2013 Executive Compensation Analyses

Peer Energy Services Companies

Peer Company	2011 Peer Group	2012 Peer Group
Atwood Oceanics, Inc.	X	X
Bristow Group Inc.	X	X
Cameron International Corp.	X	X
Diamond Offshore Drilling, Inc.	X	X
Dresser-Rand Group Inc.	X	X
ENSCO International Inc.	X	X
Exterran Holdings Inc.	X	X
FMC Technologies Inc.	X	X
Global Industries Ltd.	X
GulfMark Offshore, Inc.	X	X
Helix Energy Solutions Group	X	X
Helmerich & Payne, Inc.	X	X
Hornbeck Offshore Services Inc.	X	X
Key Energy Services Inc.	X	X
Kirby Corp.	X	X
McDermott International Inc.	X	X
Noble Corporation	X	X
Oceaneering International Inc.	X	X
Oil States International Inc.	X	X
Overseas Shipholding Group	X	X
Precision Drilling Corporation	X	X
Pride International, Inc.	X
Rowan Companies, Inc.	X	X
SEACOR Holdings Inc.	X	X
Superior Energy Services Inc.	X	X
Teekay Corp.	X	X

A-1

Towers Watson Oilfield Services Executive Compensation Survey Companies

Company	2011 Survey	2012 Survey
Atwood Oceanics, Inc.	X	X
Baker Hughes, Inc.	X	X
Bristow Group Inc.	X	X
Cameron International Corp.	X	X
Champion Technologies		X
Dresser-Rand Group, Inc.		X
ENSCO plc		X
Exterran Holdings Inc.	X	X
Global Industries Corp.	X
Gulfmark Offshore, Inc.		X
Halliburton	X	X
Helmerich & Payne, Inc.	X	X
Key Energy Services Inc.	X
McDermott International Inc.	X	X
National Oilwell Varco, Inc.	X
Newpark Resources, Inc.		X
Noble Corporation	X	X
Oil States International Inc.	X	X
Schlumberger Limited	X	X
ShawCor Ltd.	X	X
Technip USA		X
Transocean, Inc.	X	X

A-2

APPENDIX B

TIDEWATER INC. EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN

1. Purpose.    The purpose of the Tidewater Inc. Executive Officer Annual Incentive Plan (the “Plan”) is to advance the interests of Tidewater Inc. (the “Company”) by providing an annual incentive bonus to be paid to certain designated officers of the Company and its subsidiaries based on the achievement of pre-established performance goals.

2. Qualification as Performance-Based Compensation.    The Plan provides for an opportunity to earn an incentive bonus based on the achievement of pre-established quantitative performance criteria. It is the Company’s intention to structure and operate the Plan such that the incentive bonus will qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) and thus be fully deductible by the Company for federal income tax purposes.

3. Stockholder Approval.    For purposes of qualifying the quantitative portion of the annual incentive bonus as performance-based compensation under Section 162(m), the payment of any bonus hereunder is subject to stockholder approval of the Plan.

4. Administration.    The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company or, if all of the members of the Compensation Committee do not qualify as “outside directors” under Section 162(m), by a subcommittee of the Compensation Committee, all of the members of which qualify as “outside directors.” The authority of the committee or any subcommittee that administers the Plan (the “Committee”) shall include, in particular, authority to:

(a)	designate participants for a particular year;

(b)	establish the performance goals and objectives and the specific plan terms for a particular year;

(c)	establish regulations for the administration of the Plan and make all determinations deemed necessary for the administration of the Plan; and

(d)	certify whether, and to what extent, the performance goals have been met.

5. Eligibility.    The Committee shall designate no later than June 29 of each fiscal year the executive officers of the Company who shall participate in the Plan that year.

6. Incentive Bonus.    No later than June 29 of each year for which a bonus is to be payable hereunder (a “Plan Year”), the Committee shall establish the performance goals for that year and the objective criteria pursuant to which the bonus for that year is to be payable. No participant may be paid a bonus for any Plan Year in excess of $3,000,000. The performance goals each year shall apply to performance of the Company or one or more of its divisions, subsidiaries or lines of business and shall be based upon one or more of the following performance goals: an economic value-added measure; safety; earnings per share; stockholder return or total stockholder return; earnings or earnings before interest, taxes and amortization; stock price; return on equity; return on total capital; return on invested capital; return on assets or net assets; revenue; reduction of expenses; cash flow; income or net income; operating income or net operating income; operating profit or net operating profit; operating margin or profit margin; return on operating revenue; or market segment share. For any performance period, the performance goals may be measured on an absolute basis or relative to a group of peer companies selected by the compensation committee, relative to internal goals or industry benchmarks, or relative to levels attained in prior years. The Committee may change the performance goals each year to any of those listed above and may also change the targets applicable to the performance goals from year to year.

7. Payment of Incentive Bonus.    As soon as practicable after the Company has publicly announced its earnings for the fiscal year for which the incentive bonus will be paid, the Committee shall evaluate the Company’s performance to determine the amount of the incentive bonus that has been earned. In performing such evaluation, the Committee shall make adjustments for the following:

(a)	cumulative effect of accounting changes;

(b)	extraordinary, unusual, or infrequently occurring items, as those terms are defined in FASB ASC Topic 225, less the amount of related income taxes; and

(c)	discontinued operations.

The Committee may also specify by June 29 of each Plan Year other adjustments to be made with respect to the incentive bonus to be paid for the current Plan Year, including without limitation, adjustments related to asset write-downs; acquisition-related charges; acquisitions or divestitures; litigation or claim judgments or settlements; the effects of changes in tax law or other laws or provisions affecting reported results; accruals for reorganization and restructuring programs; foreign exchange gains and losses; and unrealized gains or losses on investments.

The Committee shall certify, either in writing or by the adoption of written resolutions, prior to the payment of any incentive bonus under the Plan, that the performance goals applicable to the bonus payment were met. The incentive bonus may be paid in whole or part in the form of cash or stock of the Company in the discretion of the Committee. Shares of stock issued in payment hereunder may be paid under any of the Company’s stock-based incentive plans that provide for grants of stock or stock-based awards. The incentive bonus shall be paid by the March 15 following the end of the calendar year in which it was earned, unless deferred under a separate benefit plan of the Company.

8. Termination of Employment.    In order to be eligible to receive a bonus under the Plan, a participant must be an employee of the Company at the end of the Plan Year except that the applicable formula may be applied on a pro rata basis in the case of death, disability, retirement or other special circumstances. Any bonus payment to a participant, or the conditions thereof, upon termination of employment that deviate from the terms and conditions otherwise specified herein must be approved by the Committee and will only be considered for approval if such deviation would not, in the opinion of counsel to the Company, limit the Company’s federal income tax deduction for such bonus payment under Section 162(m).

9. Forfeiture of Benefits.    In the event a participant is discharged by the Company for cause, as defined by the Committee in the Plan terms for the particular year, then the amount of any benefit provided under the Plan to which the participant would otherwise be entitled shall be forfeited.

10. Employee Rights Under the Plan.    Nothing in this Plan shall be construed to:

(a)	grant any officer of the Company any claim or right to be granted an award under this Plan;

(b)	limit in any way the right of the Company to terminate a participant’s employment with the Company at any time; or

(c)	be evidence of any agreement or understanding, express or implied, that the Company will employ a participant in any particular position or at any particular rate of remuneration.

11. Assignments and Transfers.    A participant may not assign, encumber, or transfer his or her rights and interests under the Plan.

12. Amendment and Termination.    The Committee may amend, suspend or terminate the Plan at any time in its sole and absolute discretion; provided, however, that stockholder approval of certain amendments may be required by Section 162(m). Any amendment or termination of the Plan shall not, however, affect the right of a participant to receive any earned but unpaid incentive bonus.

13. Withholding of Taxes.    The Company shall deduct from the amount of any incentive bonus paid hereunder any federal or state taxes required to be withheld.

14. Term of Plan.    The Plan applies to each of the five Plan Years during the period beginning April 1, 2013 and ending March 31, 2018, unless terminated earlier by the Committee.

15. Performance-Based Compensation under Section 162(m) of the Internal Revenue Code.    The Company intends that the incentive bonus paid to an executive officer under the Plan will qualify as performance-based compensation under Section 162(m). The Committee may not increase the amount payable to a participant under this Plan to an amount that is higher than the amount payable under the formula established in accordance with the requirements of Section 162(m). Nothing in this Plan precludes the Company from making additional payments or special awards to a participant outside of the Plan that may or may not qualify as performance-based compensation under Section 162(m), provided that such payment or award does not affect the qualification of any bonus paid or payable under the Plan as performance-based compensation.

16. No Vested Interest or Right.    At no time before the actual payout of an incentive bonus to any participant under the Plan shall any participant accrue any vested interest or right whatsoever under the Plan, and the Company has no obligation to treat participants identically under the Plan.

002CSN26EE

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on August 1, 2013.
Vote by Internet • Go to www.envisionreports.com/TDW • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees in Proposal 1; FOR Proposal 2; FOR Proposal 3; and	+
FOR Proposal 4.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 - M. Jay Allison	☐	☐	02 - James C. Day	☐	☐	03 - Richard T. du Moulin	☐	☐

	04 - Morris E. Foster	☐	☐	05 - J. Wayne Leonard	☐	☐	06 - Jon C. Madonna	☐	☐

	07 - Richard A. Pattarozzi	☐	☐	08 - Jeffrey M. Platt	☐	☐	09 - Nicholas J. Sutton	☐	☐

	10 - Cindy B. Taylor	☐	☐	11 - Dean E. Taylor	☐	☐	12 - Jack E. Thompson	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Say on Pay Vote - An advisory vote to approve executive compensation (as disclosed in the proxy statement).	☐	☐	☐	3.	Approval of the Tidewater Inc. Executive Officer Annual Incentive Plan.	☐	☐	☐
					4.	Ratification of the selection of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending March 31, 2014.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please vote, date, sign and promptly return this proxy. If signing as attorney, executor, officer, or other representative capacity, please indicate title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

Proxy — TIDEWATER INC.

This Proxy is solicited on behalf of the Board of Directors

The undersigned appoints Bruce D. Lundstrom and D. Clayton Cambre as proxies, each with power to act alone or by substitution, to vote all shares of the undersigned in Tidewater Inc. on all matters coming before the Annual Meeting of Stockholders of Tidewater Inc. to be held on August 1, 2013, and any adjournments thereof. If the undersigned is a participant in the Tidewater Savings Plan (“Savings Plan”) or in a stock incentive plan sponsored by Tidewater Inc., this proxy card also serves as voting instructions to the Trustees of the Savings Plan to vote at the Annual Meeting, and any adjournment thereof, as specified on the reverse side hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NOT DIRECTED, AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ALL MATTERS LISTED ON THE BACK OF THIS CARD, AND, AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED. THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE